As filed January 20, 2005                                  File No.
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               CIROND CORPORATION
                 (Name of small business issuer in its charter)

                NEVADA                                   3577                                88-0469593
       (State or jurisdiction of             (Primary Standard Industrial       (I.R.S. Employer Identification No.)
     incorporation or organization            Classification Code Number)

                          4185 STILL CREEK DRIVE #B-101
                    BURNABY, BRITISH COLUMBIA, CANADA V5C 6G9
                                 (604) 205-5039
          (Address and telephone number of principal executive offices)

                          4185 STILL CREEK DRIVE #B-101
                    BURNABY, BRITISH COLUMBIA, CANADA V5C 6G9
(Address of principal place of business or intended principal place of business)

                             FAY M. MATSUKAGE, ESQ.
                   DILL DILL CARR STONBRAKER & HUTCHINGS, P.C.
                          455 SHERMAN STREET, SUITE 300
                             DENVER, COLORADO 80203
                                 (303) 777-3737
            (Name, address and telephone number of agent for service)

                        Copies of all communications to:
                             FAY M. MATSUKAGE, ESQ.
                   DILL DILL CARR STONBRAKER & HUTCHINGS, P.C.
                          455 SHERMAN STREET, SUITE 300
                             DENVER, COLORADO 80203
                       (303) 777-3737; (303) 777-3823 FAX

Approximate date of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

If any of the securities registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
   TITLE OF EACH CLASS           AMOUNT TO BE       PROPOSED MAXIMUM        PROPOSED MAXIMUM
   OF SECURITIES TO BE            REGISTERED       OFFERING PRICE PER      AGGREGATE OFFERING          AMOUNT OF
        REGISTERED              (1)<F1> (2)<F2>         UNIT (3)<F3>            PRICE (3)<F3>      REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Common stock, $0.001 par         28,567,564              $0.295               $8,427,431.30             $991.91
value per share
--------------------------------------------------------------------------------------------------------------------
-----------------

(1)<F1> Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also covers such additional number of shares of common stock that may become issuable as a result of any stock splits, stock dividends, or other similar transactions.

(2)<F2> Includes 28,567,564 shares representing 125% of (i) all of the shares of common stock issuable upon conversion in full of the preferred stock, (ii) all shares of common stock issuable upon exercise of the warrants, (iii) all of the Additional Investment Right Shares, (iv) all shares of common stock issuable upon exercise of the warrants issued to Ascendiant Securities, LLC, (v) any securities issued or issuable upon any stock split, dividend or other distribution recapitalization or similar event with respect to the foregoing and (vi) any additional shares issuable in connection with any anti-dilution provisions in the preferred stock, the warrants or the warrants issued to Ascendiant Securities, LLC.

(3)<F3> Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee, based upon the average of the bid and asked prices for such shares of common stock on January 18, 2005, as reported by the OTC Bulletin Board.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                Subject to Completion, Dated January 20, 2005


                               CIROND CORPORATION
                     UP TO 28,567,564 SHARES OF COMMON STOCK



         Unless the context otherwise requires, the terms "we", "our" and "us" refers to Cirond Corporation.

         This prospectus relates to the resale by selling stockholders of up to 28,567,564 shares of common stock. We will not receive any proceeds from sale of any of the shares offered by the selling stockholders. We will pay the expenses of registering these shares.

         Our common stock is traded on the OTC Bulletin Board under the symbol "CROO.OB." On January 18, 2005, the closing bid price for our common stock was $0.27 per share.

         INVESTING IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. A DETAILED EXPLANATION OF THESE RISKS IS INCLUDED IN THE SECTION ENTITLED "RISK FACTORS" OF THIS PROSPECTUS, BEGINNING ON PAGE 5.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal OFFENSE.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                               ____________, 2005

                                TABLE OF CONTENTS
                                                                            PAGE

PROSPECTUS SUMMARY.............................................................3
RISK FACTORS...................................................................4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..............................8
USE OF PROCEEDS................................................................8
MARKET FOR COMMON EQUITY.......................................................8
DIVIDEND POLICY................................................................9
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION......................9
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE...........................................15
BUSINESS......................................................................15
MANAGEMENT....................................................................19
EXECUTIVE COMPENSATION........................................................21
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................24
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................25
DESCRIPTION OF SECURITIES.....................................................26
SELLING STOCKHOLDERS..........................................................27
PLAN OF DISTRIBUTION..........................................................29
LEGAL MATTERS.................................................................31
EXPERTS.......................................................................31
ADDITIONAL INFORMATION........................................................31
REPORTS TO STOCKHOLDERS.......................................................31
INDEX TO FINANCIAL STATEMENTS.................................................32

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. You should carefully read this entire prospectus and the financial statements contained in this prospectus before purchasing our securities.

CIROND CORPORATION

         We are engaged in the development of technologies designed to securing wired and wireless networks against the rapidly growing security threat represented by the deployment of unauthorized wireless devices. We have developed and market primarily software-based products incorporating our proprietary technology that are applicable to all segments of the Wireless Local Area Network (WLAN) marketplace.

         Our principal executive offices are located at 4185 Still Creek Drive #B-101, Burnaby, British Columbia, Canada V5C 6G9, and our telephone number is
(604) 205-5039. Our website is located at WWW.CIROND.COM. Information contained in our website is not part of this prospectus.

THE OFFERING

Securities offered.............Up to 28,567,564 shares of common stock that may be acquired by selling stockholders.

Use of proceeds................We will not receive any of the proceeds from the selling stockholders of shares of our common stock.

Securities outstanding.........37,110,000 shares of common stock as of December
                               31, 2004.

Plan of distribution...........The offering is made by the selling stockholders named in this prospectus, to the extent they sell shares. Sales may be made in the open market or in private negotiated transactions, at fixed or negotiated prices. See "Plan of Distribution."

Risk factors...................An investment is subject to risk.  See "Risk
                               Factors."

SUMMARY SELECTED FINANCIAL INFORMATION

         The balance sheet and income statement data shown below were derived from our audited and unaudited consolidated financial statements. Our results of operations for any interim period do not necessarily indicate our results of operations for the full year. You should read this summary financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and our financial statements.

BALANCE SHEET DATA:

                                                                    SEPTEMBER 30,      DECEMBER 31,     DECEMBER 31,
                                                                        2004               2003             2002
                                                                     (UNAUDITED)
Cash..........................................................   $        59,301   $        86,066  $        60,135
Working capital (deficit) ....................................   $      (774,946)  $      (805,745) $      (238,616)
Total assets..................................................   $       165,729   $       182,246  $        99,548
Total liabilities.............................................   $       871,393   $       923,982  $       302,676
Stockholders' equity (deficit)................................   $      (705,664)  $      (741,736) $      (203,128)

INCOME STATEMENT DATA:
                                  NINE MONTHS       NINE MONTHS                                         MARCH 7, 2001
                                     ENDED             ENDED                                             (INCEPTION)
                                 SEPTEMBER 30,     SEPTEMBER 30,      YEAR ENDED       YEAR ENDED          THROUGH
                                      2004             2003          DECEMBER 31,     DECEMBER 31,      SEPTEMBER 30,
                                  (UNAUDITED)       (UNAUDITED)          2003             2002              2004
Revenue.......................$       905,108   $        10,545  $        27,649   $            --  $       932,757
Net (loss) ...................$      (741,428)  $      (642,274) $    (1,063,962)  $      (498,034) $    (2,308,890)
Basic and diluted (loss)
per share.....................$         (0.02)  $         (0.04) $         (0.06)  $         (0.03) $         (0.11)



                                  RISK FACTORS

         Before deciding to invest in us or to maintain or increase your investment, you should carefully consider the risk factors described below, together with all other information in this prospectus and in our other filings with the SEC, before making an investment decision. If any of the following risks actually occurs, our business, financial conditions or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

WE HAVE INCURRED LOSSES SINCE OUR INCEPTION AND WILL CONTINUE TO INCUR LOSSES IN THE FUTURE.

         To date our operations have generated insufficient revenues to provide working capital for our ongoing overhead and our research and development efforts. Through September 30, 2004, we have incurred a loss of $2,308,890 since inception. Without adequate financing, we may not be able to develop and market successfully any technologies or products and we may not achieve profitability from operations in the near future or at all.

OUR FUTURE EXISTENCE REMAINS UNCERTAIN AND THE REPORT OF OUR AUDITORS ON OUR DECEMBER 31, 2003 FINANCIAL STATEMENTS CONTAINS A "GOING CONCERN" QUALIFICATION.

         The report of the independent auditors on our financial statements for the year ended December 31, 2003, includes an explanatory paragraph relating to our ability to continue as a going concern. We have suffered substantial losses from operations since inception, require additional financing, and need to continue the development of our products. Ultimately we need to generate additional revenues and attain profitable operations. These factors raise substantial doubt about our ability to continue as a going concern. There can be no assurance that we will be able to develop a commercially viable product or marketing system. Even if we are able to develop a commercially viable product, there is no assurance that we will be able to attain profitable operations.

WE MAY NOT BE ABLE TO OBTAIN ADEQUATE FINANCING TO CONTINUE OUR OPERATIONS.

         We have relied in the past on the sale of equity capital to fund working capital and our research and development efforts. Failure to generate sufficient operating cash flow or to obtain additional financing could result in delay or cause indefinite postponement of further research and development with the possible loss of any timing advantage.

         As of September 30, 2004, we had a working capital deficiency of $774,946. Our current liabilities include a demand loan in the principal amount of $400,000. If we are unable to pay the $400,000, we may be forced to cease operations, in which case an investment in our securities may become worthless.

         Our research and development and marketing efforts will require significant new funding. We intend to conduct additional financings during the fiscal year ending December 31, 2005. Any future financing through the issuance of our common stock will likely result in a substantial dilution to our stockholders.

TERMS OF SUBSEQUENT FINANCINGS MAY ADVERSELY IMPACT YOUR INVESTMENT.

         We may have to engage in common equity, debt, or preferred stock financing in the future. Your rights and the value of your investment in the common stock could be reduced. Interest on debt securities could increase costs and negatively impacts operating results. Preferred stock could be issued in series from time to time with such designations, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of common stock. In addition, if we need to raise more equity capital from sale of common stock, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment. Shares of common stock which we sell could be sold into the market, which could adversely affect market price.

THE TECHNOLOGY INDUSTRY IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE THAT REQUIRES CIROND TO DEVELOP NEW TECHNOLOGIES AND PRODUCTS.

         Our future will depend upon our ability to successfully develop and market innovative products in a rapidly changing technological environment. We will likely require significant capital to develop new technologies and products to meet changing customer demands that, in turn, may result in shortened product lifecycles. Moreover, expenditures for technology and product development are generally made before the commercial viability for such developments can be assured. As a result, we cannot assure that we will successfully develop and market these new products, that the products we do develop and market will be well received by customers, or that we will realize a return on the capital expended to develop such products.

WE MAY NOT BE ABLE TO SUFFICIENTLY PROTECT OUR INTELLECTUAL PROPERTY.

         We have developed certain technology that works with and manages wireless networks. Our products may not be patentable. If we apply for any patents, there are no assurances that one will be granted or will afford us commercially significant protection for the technology or have commercial application. Furthermore, any patents we are issued will not have been tested in the courts and litigation may be necessary to determine the validity and scope of those patents. Moreover the patent laws of foreign countries may differ from those of the United States and the degree of protection afforded by foreign patents may therefore be different. In the event our products are successfully marketed, competitors with greater financial resources and marketing ability may copy our products or develop equivalent or superior products. In addition, we may rely on unpatented know-how and there can be no assurance others will not obtain access to, or independently develop, such know-how. The extent to which we will utilize confidentiality agreements is unknown, and there are no assurances that any of our products can be maintained as a trade secret.

OUR COMPETITORS HAVE GREATER RESOURCES, WHICH COULD ENABLE THEM TO ENGAGE IN ACCELERATED RESEARCH AND DEVELOPMENT EFFORTS.

         The industry in which we engage is intensely competitive, and we compete with other companies that have greater resources. In addition, we have licensed our technology to another company, and may in the future license our technology to other companies, with greater financial resources and which may compete against us. Such companies may be able to hire more programming and research talent than our financial resources permit. In our industry, often the first to develop a needed solution gains the competitive edge. In addition, such companies may have a greater ability to continue research and development efforts and, if desired technology and/or products are developed, to market such technology and/or products.

OUR SUCCESS DEPENDS ON OUR KEY MANAGEMENT PERSONNEL, THE LOSS OF ANY OF WHOM COULD DISRUPT OUR BUSINESS.

         The success of our operations and activities is dependent to a significant extent on the efforts and abilities of our management. The loss of services of any of our key personnel could have a material adverse effect on our business. We have not obtained "key man" insurance for any of our management. Mr. Miller is our President and Chief Executive Officer and Mr. Burton is our Chief Technology Officer. The loss of either of their services may adversely affect our business and prospects.

OUR FUTURE OPERATING RESULTS MAY FLUCTUATE AND CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS.

         Our limited operating history and the lack of established products make it difficult to predict accurately our future operations. We expect that our operating results will fluctuate significantly from quarter to quarter, due to a variety of factors, many of which are beyond our control. If our operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline significantly. The factors that could cause our operating results to fluctuate include, but are not limited to:

         o   developments in wireless networking technology;
         o price and availability of alternative solutions for wireless networking systems;
         o   availability and cost of technology and marketing personnel;
         o our ability to establish and maintain key relationships with industry partners;
         o the amount and timing of operating costs and capital expenditures relating to maintaining our business, operations, and infrastructure; and
         o general economic conditions and economic conditions specific to the technology sector.

         These and other external factors have caused and may continue to cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock.

         In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. If securities class action litigation were to be brought against us it could result in substantial costs and a diversion of our management's attention and resources, which could hurt our business.

OUR COMMON STOCK IS SUBJECT TO PENNY STOCK REGULATION THAT MAY AFFECT THE LIQUIDITY FOR OUR COMMON STOCK.

         Our common stock is subject to regulations of the Securities and Exchange Commission relating to the market for penny stocks. These regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit your ability to sell your securities in the secondary market.

OUR ISSUANCE OF THE SERIES B PREFERRED STOCK AND WARRANTS COULD SUBSTANTIALLY DILUTE THE INTERESTS OF SHAREHOLDERS.

         The shares of Series B preferred stock we issued in December 2004 are convertible by the holders into shares of our common stock at any time prior to their scheduled redemption in December 2009 at a conversion price of $0.43, subject to adjustments for stock splits, stock dividends, stock combinations, and other similar transactions. The conversion price could be lowered, perhaps substantially, in a variety of circumstances, including our issuance of common stock below the conversion price, either directly or in connection with the issuance of most securities that are convertible into, or exercisable for, shares of our common stock.

         In addition, we issued to the holders of Series B preferred stock in December 2004 five-year warrants entitling the warrant holders to purchase an aggregate of 2,325,584 shares of our common stock at an exercise price of $0.55 per share. Both the number of warrants and the exercise price are subject to adjustments that could make them further dilutive to our shareholders. Neither the Series B preferred stock nor the warrants establish a "floor" that would limit reductions in the conversion price of the preferred stock or the exercise price of the warrants that may occur under certain circumstances. Correspondingly, there is no "ceiling" on the number of shares that may be issuable under certain circumstances under the anti-dilution adjustment in the preferred stock and warrants. We also issued to Ascendiant Securities, LLC warrants for the purchase of an amount equal to 8% of the securities issued in the December 2004 transaction. Accordingly, our issuance of the preferred stock and warrants could substantially dilute the interests of our shareholders.

OUR FAILURE TO SATISFY OUR REGISTRATION, LISTING, AND OTHER OBLIGATIONS WITH RESPECT TO THE COMMON STOCK UNDERLYING THE PREFERRED STOCK AND THE WARRANTS COULD RESULT IN ADVERSE CONSEQUENCES, INCLUDING ACCELERATED REDEMPTION OF THE PREFERRED STOCK.

            We are required to maintain the effectiveness of the registration statement, of which this document forms a part, covering the resale of the common stock underlying the preferred stock and warrants, until the earlier of the date the underlying common stock may be resold pursuant to Rule 144(k) under the Securities Act of 1933 or the date on which the sale of all the underlying common stock is completed, subject to certain exceptions. We will be subject to various penalties for failing to meet our registration obligations and the related listing obligations for the underlying common stock, which include cash penalties and either (i) the forced redemption of the preferred stock at a redemption price equal to a number of shares of common stock calculated by dividing the Triggering Redemption Amount by 75% of the average of the 10 closing prices immediately prior to the date of redemption or (ii) increasing the dividend on all of the outstanding preferred stock to equal 18% per annum thereafter. The Triggering Redemption Amount for each share of preferred stock means the sum of (i) the greater of (A) $1,200 and (B) the product of (a) the closing price on the trading day immediately preceding the date of the triggering event and (b) $1,000 divided by the then conversion price, (ii) all accrued but unpaid dividends thereon and (iii) all liquidated damages and other amounts due in respect of the preferred stock.

FUTURE EQUITY TRANSACTIONS, INCLUDING EXERCISE OF OPTIONS OR WARRANTS, COULD RESULT IN DILUTION.

         From time to time, we sell restricted stock, warrants, and convertible debt to investors in private placements. Because the stock is restricted, the stock is sold at a greater discount to market prices compared to a public stock offering, and the exercise price of the warrants sometimes is at or even lower than market prices. These transactions cause dilution to existing stockholders. Also, from time to time, options are issued to officers, directors, or employees, with exercise prices equal to market. Exercise of in-the-money options and warrants will result in dilution to existing stockholders. The amount of dilution will depend on the spread between the market and exercise price, and the number of shares involved.

TRADING IN OUR COMMON STOCK ON THE OTC BULLETIN BOARD MAY BE LIMITED THEREBY MAKING IT MORE DIFFICULT FOR INVESTORS TO RESELL THEIR SHARES OF OUR COMMON STOCK.

         Our common stock trades on the OTC Bulletin Board. The OTC Bulletin Board is not an exchange and, because trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on an exchange or NASDAQ, you may have difficulty reselling any of the shares that you purchase from the selling shareholders.

THE ISSUANCE OF SHARES UPON EXERCISE OF OUTSTANDING WARRANTS MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO OUR EXISTING STOCKHOLDERS.

         The issuance of shares upon exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may sell the full amount issuable on exercise. In addition, such shares would increase the number of shares in the "public float" and could depress the market price for our common stock.

IT MAY BE DIFFICULT TO ENFORCE JUDGMENTS PREDICATED ON THE FEDERAL SECURITIES LAWS ON OUR OFFICERS AND DIRECTORS WHO ARE NOT U.S. RESIDENTS.

         Most of our officers and directors reside outside the United States and maintain their assets outside the United States. As a result it may be difficult or impossible to effect service of process within the United States upon them, to bring suit in the United States or to enforce, in the U.S. courts, any judgment obtained there against them predicated upon any civil liability provisions of the U.S. federal securities laws.

         Foreign courts may not entertain original actions against our officers or directors predicated solely upon U.S. federal securities laws. Furthermore, judgments predicated upon any civil liability provisions of the U.S. federal securities laws may not be directly enforceable in foreign countries.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus includes "forward-looking statements." All statements other than statements of historical facts included or incorporated by reference in this report, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations ("Cautionary Statements") include, but are not limited to:

    o    our ability to generate desired technologies;
    o    the lack of liquidity of our common stock;
    o    the risks associated with technology companies;
    o    our ability to find and retain skilled personnel;
    o    availability of capital;
    o    the strength and financial resources of our competitors;
    o    general economic conditions; and
    o the securities or capital markets and other factors disclosed under "Management's Discussion and Analysis or Plan of Operation," "Business" and elsewhere in this prospectus.

All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. We assume no duty to update or revise our forward-looking statements based on changes in internal estimates or expectations or otherwise.


                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the selling stockholders of shares of our common stock. However, we may receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants. We expect to use the proceeds received from the exercise of warrants, if any, for general working capital purposes. The warrants contain a provision for cashless exercise. If that provision is utilized, we will not receive any proceeds.


                            MARKET FOR COMMON EQUITY

         Our common stock has been listed on the over-the-counter bulletin board ("OTCBB") since September 3, 2002, originally under the symbol "EXMA." Since October 16, 2003, it has been listed under the symbol "CROO." The trading symbol often appears as "CROO.OB" in quotation requests on the Internet. Trading did not commence until December 5, 2003. The following table sets forth the range of high and low bid quotations for each fiscal quarter for the last two fiscal years and the current fiscal year, and have been adjusted to reflect a 1-for-16 reverse stock split. These quotations reflect inter-dealer prices without retail mark-up, mark-down, or commissions and may not necessarily represent actual transactions.

         FISCAL QUARTER ENDING                        HIGH BID          LOW BID

         December 31, 2003.........................   $   1.01         $   1.01
         March 31, 2004............................   $   1.50         $   0.65
         June 30, 2004.............................   $   1.50         $   1.26
         September 30, 2004........................   $   1.60         $   0.85
         December 31, 2004.........................   $   1.38         $   0.45

         On January 18, 2005, the closing bid price for the common stock on the OTC Bulletin Board was $0.27.

         As of December 17, 2004, there were 34 record holders of our common stock. Since our inception, no cash dividends have been declared on our common stock.


                                 DIVIDEND POLICY

         We do not anticipate paying dividends on our common stock at any time in the foreseeable future. Our board of directors plans to retain earnings for the development and expansion of our business. Our directors also plan to regularly review our dividend policy. Any future determination as to the payment of dividends will be at the discretion of our directors and will depend on a number of factors, including future earnings, capital requirements, financial condition and other factors as the board may deem relevant. We cannot pay any dividends on our common stock if any dividends due on our outstanding Series B preferred stock are unpaid.


            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

OVERVIEW

         On November 25, 2003, pursuant to a Stock Exchange Agreement with Seaside Holdings Inc. (f/k/a Cirond Technologies Inc.), a Colorado corporation ("CTI"), as amended by the First Amendment to the Stock Exchange Agreement dated November 13, 2003 (the "First Amendment") (the Exchange Agreement and the First Amendment are collectively referred to herein as the "Agreement"), we acquired all of the issued and outstanding capital stock of CTI's wholly owned subsidiary, Cirond Networks, Inc., a Nevada corporation ("CNI"), in exchange for 17,000,000 post-Forward Split shares of our common stock. As a result of this share exchange, CTI owned approximately 51.2% (not taking into account the issuance of 750,000 shares of our common stock in a private placement, the certificates for which were issued subsequent to December 31, 2003, or 1,300,000 shares of common stock issued for the CNI Indebtedness described below) of our issued and outstanding shares. In addition, pursuant to the terms of the Agreement, we issued an aggregate of 1,300,000 post-Forward Split shares of our common stock in exchange for $650,000 in indebtedness of CNI, which was held by Cirond Venture Partners Inc., Stumdell Limited, and Steven Velardi.

         As a result of the Agreement, effective November 25, 2003, CNI became our wholly-owned subsidiary. We changed our name to Cirond Corporation as of October 14, 2003.

         For accounting purposes, the acquisition of CNI has been accounted for as a recapitalization transaction. Under recapitalization accounting, CNI is considered to have issued shares for consideration equal to our net monetary assets with the results of our operations included in the consolidated financial statements from the date of recapitalization on November 25, 2003.

         CNI entered into a non-exclusive source code licensing agreement with a third party on January 21, 2004, which included an annual support fee renewable at the option of the licensee. As a result of the licensing agreement, our revenues increased significantly during the first three quarters of 2004 from the recording of the licensing fee and approximately nine months of the annual support fee. Almost all of the increase in revenue is attributable to the licensing agreement. All of the payments due to us under this agreement were paid at the time of the contract and, at this time, we do not anticipate any further payments; however, we will record $8,333 of the fees received as revenue each month for the 12 months from January 21, 2004 to January 20, 2005 relating to the support fees earned in connection with this agreement.

         On March 29, 2004, we received $2,000,000 in funds from a private investor in connection with a private placement offering. During the quarter ended June 30, 2004, we agreed with the investor to restructure the investment and to return $1,500,000 to the investor. The remaining $500,000 was restructured as a loan to us. In connection with the private placement, we paid a $100,000 finder's fee. During the quarter ended June 30, 2004, we recovered the finder's fee, which we repaid to the investor to reduce the outstanding principal balance on the loan.

It is our intent to repay the $400,000 balance of the loan, along with accrued interest at a commercial rate, at such time as we have completed a further financing with sufficient proceeds to repay the loan.

         In December 2004, we entered into securities purchase agreements with several accredited investors pursuant to which we agreed to sell, and the investors agreed to purchase, 2,000 shares of Series B 5% Convertible Preferred Stock, warrants to purchase 2,325,584 shares of common stock, and Additional Investment Rights for a total of $2,000,000. The warrants are exercisable for five years at $0.55 per share. The preferred stock may be converted in shares of common stock at a price of $0.43 per share. The Additional Investment Rights entitle the investors to buy up to $4,000,000 of preferred stock and warrants on the same terms for period of six months following the effective date of the registration statement we agreed to file, of which this prospectus is a part.

SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES

         Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to the valuation of accounts receivable and inventories, the impairment of long-lived assets, any potential losses from pending litigation and deferred tax assets or liabilities. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions; however, we believe that our estimates, including those for the above-described items, are reasonable.

GOING CONCERN

         The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of our company as a going concern. We had net losses of $741,428 and $1,063,962 for the nine months ended September 30, 2004 and the year ended December 31, 2003, respectively. At September 30, 2004, we had an accumulated deficit of $2,433,537 and a working capital deficit of $774,946. These factors raise substantial doubt as to our ability to continue as a going concern.

         The application of the going concern concept is dependent upon our ability to receive continued financial support from our creditors, stockholders and external investors and attaining profitable operations through the sale of our software. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern. Management plans to obtain equity and debt financing from external investors and to actively market our network security applications.

         Management believes the plan described above will be sufficient to meet our liabilities and commitments as they become payable over the next twelve months. There can be no assurance that management's plan will be successful. Failure to obtain the support of additional external investors to finance the development and marketing of our network security applications will cause us to curtail operations and impair our ability to continue as a going concern.

         BASIS OF CONSOLIDATION. Effective November 25, 2003, we issued 17,000,000 common shares in consideration for 100% of the outstanding common shares of CNI. As CNI stockholders obtained control of Cirond Corporation through the exchange of shares, the acquisition of CNI has been accounted for in the consolidated financial statements as a recapitalization transaction, effectively as if CNI had issued shares for consideration equal to our net monetary assets followed by a recapitalization of CNI's common shares. On October 14, 2003, our name was changed from eXmailit.com to Cirond Corporation. The consolidated statements of loss, stockholders' deficiency and comprehensive loss and cash flows reflect the results of operations and changes in financial position of CNI, for the period from its incorporation on March 7, 2001 to September 30, 2004, combined with those of the legal parent, Cirond Corporation, from November 25, 2003, the date of the recapitalization, in accordance with accounting principles generally accepted in the United States of America.

         REVENUE RECOGNITION. Revenue from one-time software license sales is generally recognized once delivery has occurred, evidence of an arrangement exists, the fee is fixed and determinable and collection of the fee is probable, provided there are no significant vendor obligations remaining. For multiple element arrangements, where Vendor Specific Objective Evidence ("VSOE") of fair value is available for all elements, the contract value is allocated to each element proportionately based upon relative VSOE of fair value and revenue is recognized separately for each element. Where VSOE of fair value is available for all undelivered elements, the residual method is used to value the delivered elements. Where VSOE of fair value is not available for an undelivered element, contract accounting is used to account for the entire contract value.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2004 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2003

         Revenues from operations increased from $10,545 for the nine-month period ended September 30, 2003 to $905,108 for the nine-month period ended September 30, 2004. Revenue from the Source Code Licensing agreement described above, which closed in the first quarter of 2004, accounted for approximately 85% of revenues for the nine months ended September 30, 2004. We also received revenue from software customization and licensing of our Winc Manager, Winc, pocketWinc and recently introduced AirPatrol Mobile, AirPatrol Sentinel and AirPatrol Enterprise software products. Our revenues during the nine-month period ended September 30, 2004 increased significantly compared to the same period during 2003; however, almost all of the increase is attributable to the Source Code Licensing Agreement. All of the payments due to us under this agreement were paid at the time of the contract and, at this time, we do not anticipate any further payments; however, we will record a portion of the fees received as revenue each month for the 12 months from January 21, 2004 to January 20, 2005 relating to the support fees earned in connection with this agreement. In addition, management also expects greater contributions to revenue from licensing our network security products in late 2004, as advertising for the AirPatrol Enterprise, AirPatrol Sentinel and AirSafe products begin. Management is also seeking to enter into other license agreements for our technology during the next 12 months; however, there are no assurances that we will be successful in entering into any such agreements.

         During the first nine months of 2004, our expenses increased over the same period in the prior year as we invested in a variety of television, print and online marketing initiatives and attended four major industry exhibitions in the United States and the United Kingdom - all of which contributed to an increase in marketing expenses compared to the prior year. In addition, we increased expenditures for research and development in that period - all of which resulted in the announcement and shipment of Winc Manager 2.0, AirPatrol Mobile, AirPatrol Enterprise, AirPatrol Sentinel, AirSafe, Winc 2.1 and pocketWinc 2.0. We also undertook initiatives to expand our distribution, which resulted in the conclusion of agreements with hardware vendor Netgear as well as leading online mobile computer software vendors Handango and Pocketgear to carry our products. We also expanded our range of international distribution agreements during this period.

         Our net loss for the nine months ended September 30, 2004 was $741,428 compared to a net loss of $642,274 for the nine months ended September 30, 2003. The increase in the net loss is primarily a result of increased expenses compared to the nine-month period ended September 30, 2003. During the nine-month period ended September 30, 2004, the most dramatic increases in expenses were in the areas of advertising and promotion, consulting fees, professional fees, research and development and salaries and benefits. Advertising and promotion and travel expenses have increased as our products have reached the sales portion of the sales cycle. Professional fees for the nine month period in 2004 were $160,292 compared to $32,201 during 2003 due to costs incurred in 2004 as a result of being a public company, compared to 2003 when CNI was privately held, and includes legal fees, accounting fees and costs associated with corporate communications. Salaries and benefits for the nine-month period in 2004 were $185,828 compared to $81,967 for 2003 as a result of our having two more employees in 2004 than in 2003. During the nine months ended September 30, 2004, consulting fees increased by $282,248 compared to the same period during 2003. The increase in consulting fees is due to increased fees paid for online marketing initiatives, corporate finance initiatives and the expensing of the fair value of shares issued in exchange for services totaling approximately $104,000. Also contributing was the fact that we retained on-going marketing and public relations services in 2004, which we did not need in the same period in 2003, when our products were at an earlier stage of development. Travel has also increased as sales and marketing personnel attended more trade shows in 2004 compared to 2003. Research and development is also higher in 2004 as a result of $100,000 of purchased research and development. Expenses are expected to stay at levels on par with three months ended September 30, 2004 until we have completed significant financings in 2004 and 2005 that will support increasing staffing levels in research and development and sales and marketing.

         No cash dividends were declared during the nine months ended September 30, 2004.

FISCAL YEAR ENDED DECEMBER 31, 2003 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2002

         Revenues from operations increased from $nil for the year ended December 31, 2002 to $27,649 for the year ended December 31, 2003. Revenue was derived principally from the receipt of sales for our WiNc and pocketWiNc products, as well as some early sales of our WiNc Manager wireless network management and security solution.

         Share subscriptions payable consisted of $375,000 that was received by us prior to year end and for which common shares were issued in the 2004 fiscal year.

         Research and development costs, consisting of certain consulting fees, rent and salaries and benefits, increased $153,448 in 2003 over 2002 as we entered our main development phase in 2003 and aggressively began hiring programmers and leasing space for the purpose of completing development of our WiNc Manager product.

         Advertising and promotion was approximately $27,000 higher, and travel was approximately $87,000 higher as management began marketing the product at trade shows and through meetings with value-added resellers.

         Finally, professional fees were considerably higher owing to the completion of the reverse take over transaction.

         The increase of costs and expenses in comparison with the previous corresponding year generally reflected the expansion of our business scope and the increase of staff and research and development costs - as well as increased marketing expenses - have resulted in a net loss of $1,063,962. For the period ended December 31, 2003, consulting fees increased over 2002 as two new consultants were hired in 2003 for communications and business development purposes. Office and administration costs increased in 2002 over 2003 as we moved into our newer and larger office space in 2003, and the employee levels were higher in 2003 over 2002. Finally, salaries and benefits increased as sales and support staff were brought on board in 2003. The salaries for these employees are not considered research and development and therefore are classified and displayed separately.

         No cash dividends were declared during 2003 or 2002.

LIQUIDITY AND CAPITAL RESOURCES

         As at September 30, 2004, we had cash of $59,301 and a working capital deficiency of $774,946.

         Although our revenues increased over the same period in 2003, our expenses also increased significantly and, as a result, at September 30, 2004, we had less cash than at December 31, 2003. During the nine months ended September 30, 2004, we received the $400,000 loan from the investor (discussed above) and sold 700,000 shares of our common stock in a private placement for gross proceeds of $350,000; however, we did not receive sufficient cash from these activities to offset the increased expenses during the period.

         Receivables of approximately $24,428 consisted of sales made to Guest Tek Corporation in August and sales on Esellerate and Handango websites in September and paid to us in October, as well as refundable taxes from the Canadian government. The amounts receivable at December 31, 2003 of $19,679 were collected in the first quarter of 2004.

         Prepaid expenses consisted of prepaid rent.

         Property plant and equipment consisted of hardware equipment purchased from independent suppliers in North America for the development of our products.

         Consulting fees payable consisted of payables owed to two of our officers, Nicholas Miller and Mitchell Burton. During the nine months ended September 30, 2004, consulting fees payable decreased by $19,484 due mostly to an extra payment made to Mr. Miller.

         Deferred revenue at September 30, 2004 includes support revenue in connection with the Source Code Licensing Agreement, which is being recognized each month for the 12 months from January 21, 2004 to January 20, 2005.

         Accounts payable decreased from December 31, 2003 to September 30, 2004 as a result of liabilities relating to accrued vacation pay for employees being reduced as our employees took vacations during the period and payment of payables outstanding at year end for legal fees relating to our acquisition of CNI. Loan payable was higher at September 30, 2004, compared to December 31, 2003, as a result of the $400,000 loan resulting from the restructuring of the $2 million investment transaction (discussed above).

         Share subscriptions payable consisted of $25,000 received by us during the quarter by an investor subscribing for shares of our common stock. We issued those shares during the quarter ended December 31, 2004.

         During the nine-month period ended September 30, 2004, the net cash used by operating activities was $641,714. In order to proceed with business development and normal operations, net cash used in investing activities was $23,550.

         As disclosed above, on March 29, 2004, we received funds from a private investor in connection with a private placement, which during the quarter ended June 30, 2004, was restructured resulting in a return of $1,600,000 to the investor and a loan to us of $400,000. We also received $350,000 from the sale of our common stock during the nine months ended September 30, 2004; however, the sale of the common stock and the loan from the investor did not provide us with sufficient funds to meet all of our cash obligations. As a result, we experienced a net decrease in cash and cash equivalents of $26,765 during the nine months ended September 30, 2004.

         In order to meet our continuing cash requirements and to successfully implement our growth strategy, in addition to relying on revenue from our operating activities, we will continue to seek additional funding from potential investors. In the event that additional financing is required, no assurances can be given that such financing will be available in the amount required or, if available, that it can be on terms satisfactory to us. The auditors' report on our consolidated financial statements for the year ended December 31, 2003 includes an explanatory paragraph that states that we have incurred losses since inception and had a working capital deficiency at December 31, 2003, factors which raise substantial doubt about our ability to continue as a going concern. There has been no change in these factors during the nine months ended September 30, 2004. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PLAN OF OPERATION

         We believe we do not have sufficient funds to cover our operating overhead for the next twelve months. In order to satisfy our cash requirements in the next twelve months, we will need to raise additional funds. Accordingly, we intend to conduct additional financings to raise funds from private investors; however, there are no assurances that we will be able to complete any such financings.

         During June 2004, we began a private placement offering of 2,000,000 shares of common stock at a price of $0.50 per share for an aggregate of $1,000,000. As of September 30, 2004, we had received subscriptions in the offering totaling $350,000 and we had issued 650,000 shares of common stock to the subscribers. We issued 50,000 common shares in consideration of share subscriptions of $25,000 at September 30, 2004 during the quarter ended December 31, 2004.

         In December 2004, we entered into securities purchase agreements with several accredited investors pursuant to which we agreed to sell, and the investors agreed to purchase, 2,000 shares of Series B 5% Convertible Preferred Stock, warrants to purchase 2,325,584 shares of common stock, and Additional Investment Rights for a total of $2,000,000. The warrants are exercisable for five years at $0.55 per share. The preferred stock may be converted in shares of common stock at a price of $0.43 per share. The Additional Investment Rights entitle the investors to buy up to $4,000,000 of preferred stock and warrants on the same terms for period of six months following the effective date of the registration statement we agreed to file, of which this prospectus is a part. We disclosed, as a subsequent event, the receipt of common share subscriptions totaling $250,000 in our September 30, 2004 consolidated interim financial statements. The subscriber agreed to apply its $250,000 investment to purchase 250 shares of preferred stock in connection with this financing.

         In connection with the subscription, we paid Ascendiant Securities, LLC a cash commission of $160,000 and a non-accountable expense allowance of $25,000, and issued Ascendiant warrants for the purchase of an amount equal to 8% of the securities issued in the transaction. The warrants are exercisable into securities similar to those issued in the transaction and have an exercise price and term consistent with the warrants issued to the Purchasers. The warrants contain piggyback registration rights and a net exercise provision.

         We intend to continue our product research and development activities to further enhance our existing product line and to create new products focused on the same markets. We have budgeted approximately $800,000 for research and development costs during fiscal 2005. Our spending on research and development is contingent upon us receiving sufficient funding to support such expenditures.

         We do not plan to purchase or sell any significant plant or equipment in 2005.

         We expect to increase the number of employees by approximately 10 to 20 individuals in the areas of engineering, marketing, sales, and customer support during fiscal 2005, provided we have sufficient funding to support the hiring of additional employees.

         We develop software solutions and provide network security products and consulting services to governments and private sector businesses to combat the threat to wired networks represented by the deployment of unauthorized wireless networks. Our solutions can also be used to implement, secure, and manage wireless networks. We anticipate that, if sufficiently funded over the next twelve months, our focus will be: marketing our products, supporting customers, and conducting on-going research and development.

         We also intend to enter into other license agreements for our technology, similar to the source code licensing agreement described above, during the next 12 months; however, there are no assurances that we will be successful in entering into any such agreements.

         If we are successful in implementing our growth strategy, management believes that we can undergo a period of rapid growth. For our AirPatrol technology, we will actively search for more partners for the provision of software licenses and related software consultancy and engineering services in relation to its further development. Management expects AirPatrol Mobile, AirPatrol Enterprise, AirPatrol Sentinel, AirSafe, Winc 2.1 and pocketWinc 2.0 to ship in greater numbers in 2005, and thus will require further software developments and upgrades for the remainder of the year.

OFF BALANCE SHEET ARRANGEMENTS

         We do not have any material off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

         Effective December 1, 2003, our board of directors dismissed our independent auditor, Parker & Co. ("Parker"). The dismissal of Parker was unrelated to Parker's performance. The dismissal, which was approved by our board of directors, was related to the acquisition of CNI and the appointment of CNI's independent auditor, KPMG, LLP, as the independent auditor for the company.

         Parker's report on our financial statements for either of the past two years did not contain an adverse opinion or disclaimer of opinion, and was not modified as to uncertainty, audit scope or accounting principles. During our two most recent fiscal years and the subsequent interim period ending December 1, 2003, there were no disagreements between us and Parker on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Parker, would have caused that firm to make reference to the subject matter of the disagreement in connection with its audit report. During our two most recent fiscal years and the subsequent interim period ending December 1, 2003, Parker did not advise us of any of the items listed any Item 304(a)(1)(iv)(B) of Regulation S-B.

         We requested Parker to furnish us a letter addressed to the Securities and Exchange Commission stating whether it agreed with the above statements. A copy of that letter, dated December 3, 2003, was filed as Exhibit 16.1 to the Form 8-K disclosing the change in auditors.

         On December 1, 2003, our board of directors of approved the engagement of KPMG, LLP to audit the financial statements for the fiscal year ended December 31, 2003. During the two most recent fiscal years and the subsequent interim period through December 1, 2003, neither we nor anyone on our behalf consulted KPMG, LLP regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the company's financial statements.


                                    BUSINESS

BUSINESS DEVELOPMENT

         We were originally incorporated in the State of Nevada on April 6, 2000 to engage in the business of providing Internet-based email-to-mail printing and delivery services. We established the eXmailit.com website which had not yet commenced providing an Internet-based email-to-mail service. The network, which was still under construction, was intended to consist of a consumer-based, software product that would have a number of strategically located international distribution centers enabling users to send email as standard mail. We did not generate any revenue and therefore only sustained losses.

         As a result of our lack of profitability and the receipt of numerous inquires from entities seeking to merge with us, our operational focus expanded beyond our email-to-mail service to include reviewing potential merger or acquisition candidates.

         On November 25, 2003, pursuant to a Stock Exchange Agreement (the "Stock Exchange Agreement") with Seaside Holdings Inc. (f/k/a Cirond Technologies Inc.), a Colorado corporation ("CTI"), as amended by the First Amendment to the Stock Exchange Agreement dated November 13, 2003 (the "First Amendment") (the Exchange Agreement and the First Amendment and collectively referred to herein as the "Agreement"), we acquired all of the issued and outstanding capital stock of CTI's wholly owned subsidiary, Cirond Networks Inc., a Nevada corporation ("CNI"), in exchange for 17,000,000 post-Forward Split shares ("Shares") of our common stock ("Common Stock"). As a result of this share exchange, CTI owned approximately 51.2% (not taking into account the issuance of 750,000 shares of our common stock in a private placement, the certificates for which were issued subsequent to December 31, 2003, or 1,300,000 shares of common stock issued for the CNI Indebtedness described below) of our issued and outstanding shares. In addition, pursuant to the terms of the Agreement, we issued an aggregate of 1,300,000 post-Forward Split shares of our Common Stock in exchange for $650,000 in indebtedness of CNI (the "CNI Indebtedness"), which was held by Cirond Venture Partners Inc., Stumdell Limited, and Steven Velardi.

         As a result of the Agreement, effective November 25, 2003, CNI became our wholly-owned subsidiary. We changed our name to Cirond Corporation as of October 14, 2003.

OUR BUSINESS

         CNI was founded in March 2001 to develop technologies designed to enhance the performance and security of wireless networking technologies, with an initial specific focus on 802.11b Wireless Local Area Network ("WLAN") technology. A WLAN is one in which a mobile user can connect to a local area network ("LAN") through a wireless (radio) connection. The 802.11b standard for WLANs - often called "WiFi" - is part of the 802.11 series of WLAN standards from the Institute of Electrical and Electronics Engineers ("IEEE"). CNI conducts its research and development activities through its subsidiary, Cirond Networks (Canada) Inc., a British Columbia corporation.

         CNI's initial product set, which was announced in late 2002 and shipped in 2003, included a wireless network management and security solution, known as Winc Manager, and a pair of wireless connectivity utilities, known as Winc and pocketWinc.

         In late 2003, we announced a new family of products dedicated primarily to the goal of securing wired networks against the threat of unauthorized wireless devices (such as wireless-equipped laptop computers and wireless access points). These products were announced under the AirPatrol name and included AirPatrol Enterprise(TM) and AirPatrol Mobile(TM). AirPatrol Enterprise(TM) is a network security product aimed at securing an organization's network against the wireless threat around the clock and capable of being repurposed as a wireless network management solution at such time as the customer implements a wireless network. AirPatrol Mobile(TM) is a software-only solution that allows customers to detect and locate unauthorized wireless devices and access points without the use of any specialized hardware.

         On July 19, 2004, we announced that we were focusing our entire resources around the AirPatrol product line as part of a comprehensive strategy to deal with the significant threat to network security posed by the implementation of wireless laptop computers and other wireless devices. We believe that whenever a wireless-enabled computer is plugged into an organization's network, and certain wireless capabilities are left on, network security is potentially compromised, as access to the network can be inadvertently broadcasted to unauthorized and potentially undetected users outside the organization's premises. Similarly, we believe that the installation of unauthorized wireless access points, which are being purchased and installed increasingly by employees so they can use their laptops wirelessly within an office, exposes organization networks to a high level of danger.

         Our strategy addresses wireless security threats with a two-pronged approach: first, by addressing the problem at its source, by automatically disabling the wireless capability of laptops whenever they are connected to the organization's wired network; and second, by providing a comprehensive capability to not only detect but also to located unauthorized wireless devices. We believe this strategy enables organizations to lock out access by preventing wireless laptops from inadvertently providing unauthorized access to the organization's network, and to notify the organization by providing wireless equipment detection and location capability.

PRODUCTS


         Our products include the following:

         AIRPATROL ENTERPRISE(TM). AirPatrol Enterprise(TM) is a comprehensive wireless network management and security solution designeD for medium to large organizations. AirPatrol Enterprise(TM) can be used either by organizations that have implemented a wireless network to manage and secure it, or by organizations to ensure against and detect the unauthorized use or implementation of wireless technology. AirPatrol Enterprise(TM) is priced at $6,995.00

         AIRPATROL SENSOR(TM). This is a hardware device that detects and locates rogue wireless access points and rogue ad hoc networks. It weighs approximately 1.1 pounds and measures approximately 1.4 inches by 6.1 inches by
3.9 inches. The sensor is compatible with 802.11 a, b, and g standards worldwide and supports the IEEE 802.3af standard for Power over Ethernet, for easier and lower cost installation. For organizations that do not currently have a wireless network and wish to secure their organization against the security threat posed by the unauthorized installation and use of wireless network equipment, we recommend using several sensors in conjunction with the AirPatrol Enterprise(TM) in each area to be monitored for wireless activity. The sensors detect and analyze all wireless stations and airborne packets within range, process the data, and forward the information to AirPatrol Enterprise(TM), which runs on a desktop PC connected to the wired network. A packet is a piece of a message transmitted over a network that contains the destination address in addition to the data. Our retail price for this product is $495.00.

         AIRSAFE(TM). This is a software utility that automatically disables a notebook computer's wireless radio whenever the computer is plugged into a wired organization's network. This is designed to eliminate the possibility of a user inadvertently wirelessly rebroadcasting an authorized connection to the organization's network to unauthorized users. This product works with all wireless enabled Microsoft Windows(TM)-based mobile computers. Our retail price is $995.00 for 50 client licenses, $2,495.00 for 200 client licenses, and $8995.00 for 1000 client licenses.

         AIRPATROL MOBILE(TM). This is a software-only solution for detecting and locating rogue wireless devices using a laptop or tabletop mobile computer. Users running this software can perform scans at different locations on their premises. By performing a wireless scan at three or more locations per floor, AirPatrol(TM) Mobile can pinpoint the location of a rogue access point using an on-screen map of the floor plan of the premises. AirPatrol(TM) Mobile can also detect and locate "hidden" wireless networks, which are networks configured with the SSID identity of the wireless access point switched off, as well as 802.11a, 802.11b, and 802.11g-based wireless networks. SSID, which stands for Service Set Identifier, is essentially a name that identifies a wireless network. Our retail price for this product is $995.00.

         AIRPATROL SENTINEL(TM). This is a software-based network scanning tool that provides continuous "wired side" detection of unauthorized wireless devices. It constantly scans the wired network for any evidence of new wireless devices being attached to the network. Upon detection of a wireless access point, AirPatrol Sentinel(TM) displays the type of access point, its IP address, unique MAC address, wireless channel on which it is operating, transmitter power, and the SSID it is using. IP, which stands for Internet Protocol, specifies the format of packets and the addressing scheme. MAC address, which is short of Media Access Control address, is a hardware address that uniquely identifies each node of a network. Network administrators can then use this information to determine the location of the access point. Our retail price for this product is $995.00.

         WINC 2.1. CNI's Winc is a software-based wireless access connectivity tool designed to simplify the process of finding and connecting to wireless networks, as well as diagnosing various elements of the wireless network connection to the Internet. Winc works with mobile and desktop personal computers running Microsoft Windows 2000, Microsoft Windows XP, and Microsoft Windows XP Tablet PC Edition to automatically detect and connect to networks and store personalized profiles so that users can automatically connect to networks without having to reconfigure their settings each time. Winc also allows users to set up ad hoc networks anywhere to share resources, such as a high-speed connection to the Internet, and data within a workgroup, without requiring a wireless access point. Winc is the "client software" required for implementation of AirPatrol(TM) Enterprise. Winc 2.1 has a retail price of $19.95.

         POCKETWINC. This is a wireless access connectivity tool that provides many of the same features as Winc, but operates on handheld computers running the Microsoft Pocket PC 2002 and Microsoft Mobile Windows 2003 operating system platforms. pocketWinc 2.0 has a retail price of $19.95.

SALES AND MARKETING

         We use a four-tiered method of sales and distribution as follows:

         1) Direct sales - We offer direct sales through our Web site at http://www.cirond.com - where consumers and businesses alike can purchase our products online and download them.

         2) VAR sales - our products can also be purchased through our network of value added resellers (VARs), which is the method often selected by mid-enterprise customers who want installation and maintenance support for our wireless network and security management solutions.

         3) Licensing - In addition to sales of our branded products, we also achieve revenue through licensing of our technology by other software development firms and wireless network hardware manufacturers.

         4) Marketing representatives - We have engaged Regency Capital Partners to introduce our products and services to the Central Intelligence Agency, the National Security Administration, various branches of the military, and other government entities. Through this relationship, we have a presence in Arlington, Virginia.

COMPETITION

         The WiFi, or WLAN industry, is characterized by intense competition. There are many companies, both public and private, offering WiFi management and security solutions. Our solutions cover a broad range of competitors. These competitors include companies such as AirDefense, Airespace, AirMagnet, Inc., Aruba Wireless Networks, Cisco Systems, Inc., Network Chemistry, Network Instruments, LLC, and Newbury Networks, Inc.

RESEARCH AND DEVELOPMENT

         During the nine months ended September 30, 2004 and the fiscal years ended December 31, 2003 and 2002, we spent $468,281, $404,886, and $251,438, respectively, on research and development activities.

GOVERNMENT REGULATION

         We do not anticipate that any government regulations will significantly affect our business.

EMPLOYEES

         As of December 31, 2004, we employed a total of 16 persons, of which 10 were full-time and 6 were consultants. None of our employees is covered by a collective bargaining agreement.

PRINCIPAL OFFICES

         Our principal offices are located at 4185 Still Creek Drive, Suite B101, Burnaby, British Columbia, Canada. The base rent on the lease is CDN$2,644 per month. The operating costs relating to the lease are approximately CDN$4,256 per month. We lease approximately 3,173 square feet under a lease that expires April 30, 2006.

         We lease approximately 400 square feet of office space at 1999 Bascom Avenue, Suite 700, Campbell, California, at a cost of approximately $800 per month, on a month-to-month basis.

LEGAL PROCEEDINGS

         There are no legal proceedings pending against us.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Our executive officers and directors are:

    NAME                           AGE     POSITION
    Nicholas R. Miller              53     CEO, President, and Director
    David Redekop                   33     Chief Financial Officer and Treasurer
    Mitchell G. Burton              41     Chief Technology Officer
    Isaac Moss                      52     Secretary
    Tate Holt                       53     Director
    Blain Archer                    55     Director

         Our shareholders elect our directors annually and our board of directors appoints our officers annually. Vacancies in our board are filled by the board itself. Set forth below are brief descriptions of the recent employment and business experience of our executive officers and directors.

         NICHOLAS MILLER, CEO, PRESIDENT, AND DIRECTOR. Nicholas Miller has held his positions with us since November 25, 2003. Immediately prior to his appointment, he was the founder, officer, director, CEO and chairman of Cirond Networks, Inc. (a private company based in Campbell, California), Cirond Technologies Inc. (from June 30, 2002 to present and n/k/a Seaside Holdings Inc.) and Cirond Networks Canada Inc. (a wholly owned subsidiary of Cirond Networks, Inc. based in British Columbia, Canada) - Cirond Networks Canada Inc. and Cirond Networks, Inc. were founded in November 2001. Between 1999 and November 2001, Mr. Miller was president of Arundel Holdings, a private Canadian investment company. During that period, he also served as a director of Ezenet Corp. (a public company traded on the TSX) until it was acquired by Cognicase Inc. in August 2001. In addition, Mr. Miller was a director of Workfire.com (a privately-held Nevada company, acquired by Packeteer Inc. in July 2000 - at which time he ceased to be a director). Mr. Miller was also vice-chairman and a director of Mulgrave Independent School Society in West Vancouver, British Columbia on a voluntary basis from 1999 through 2002.

         DAVID REDEKOP, CHIEF FINANCIAL OFFICER AND TREASURER. David Redekop has been Chief Financial Officer of Cirond Corporation since January 1, 2004. Immediately prior to joining Cirond Corporation, Mr. Redekop was a self-employed consultant - a position he held from September 2001 to January 2004. In July of 2001, he was appointed a director of Hawkair Aviation Services Ltd. based in Terrace, British Columbia - a privately-held Canadian company to which he was also appointed Chief Financial Officer in July 2003. From April 2001 to September 2001, he served as controller for TCENet, a public Canadian company based in Calgary, Alberta, that was traded on the TSX Venture Exchange (or CDNX, as it was known during that period). From October 2000 to March 2001, Mr. Redekop served as Chief Financial Officer at Boltons Capital Corporation, a public Canadian company based in Kelowna, British Columbia, and traded on the TSX Venture Exchange. From April 1998 until September 2000, Mr. Redekop served as controller for Workfire Technologies Corporation, a private company based in Kelowna, British Columbia. In addition, since January 2004, Mr. Redekop has served as controller of Crossflux - a privately-held Canadian company based in Kelowna, British Columbia, and its subsidiary Itiva Development Corporation.

         MITCHELL G. BURTON, CHIEF TECHNOLOGY OFFICER. Mitchell Burton has been Chief Technology Officer of Cirond Corporation since January 15, 2004. Immediately prior to joining Cirond Corporation, he was Chief Technology Officer of Cirond Networks Inc. (a private company based in Campbell, California), a position he assumed in November 2001. Prior to this, he was founder and CEO of Headline Technologies Inc., a private British Columbia, Canada-based company founded in 1993 that provided engineering design services involving analog, digital, DSP and software design. In 2000, he also became Director of Engineering for Sentry Telecom - a private British Columbia, Canada-based company until January of 2001. He joined Cirond Networks Inc. in November 2001. He is still CEO and a director of Headline Technologies Inc.

         ISAAC MOSS, SECRETARY. Isaac Moss has been the Secretary of Cirond Corporation since September 25, 2004. He is a graduate of the University of Cape Town with a bachelors degree in Social Science and a masters degree in Public Administration. Since 1987, Mr. Moss has served as a consultant providing strategic business advisory services to emerging growth companies in diverse fields in the chemical, resource, hospitality, entertainment, forest products, environmental, agro-industrial, telecommunications, and bio-technology sectors. He has been semi-retired since 2000. Since 1992, Mr. Moss has been a director of Resource Finance & Investment Ltd., a Bermuda company, which files reports with the Securities and Exchange Commission and whose common stock is quoted on the OTC Bulletin Board.

         TATE HOLT, DIRECTOR. Tate Holt has been a director of Cirond Corporation since September 23, 2004. Mr. Holt is the president of Holt & Associates of Larkspur, California, a company which he founded in 1990 that provides growth management and turnaround consulting to assist mid-market companies in maximizing their profits. He is the author of the book "Prescriptions for Growth, growth management for mid-market businesses." From May 1974 to December 1989, Mr. Holt served in various senior sales and marketing positions, which included senior vice president for ADP (October 1986 to December 1989), national sales manager for Triad Systems Corporation (May 1976 to October 1986), and marketing representative for IBM (May 1974 to May 1976). Since May 1994, Mr. Holt has been a director of Onsite Energy Corporation, Carlsbad, California. He was also a director of AremisSoft Corporation, Minneapolis, Minnesota, from April 1999 to July 2003. From December 2000 to approximately August 2002, he served as the chief executive officer of dvGarage, a development stage digital media company. Prior to joining dvGarage, from June 1999 through November 2000, Mr. Holt served as the president and chief executive officer of NewStar Ltd., a development stage company formed as a subsidiary of DBS Industries Inc., seeking to market meter reading services via satellite.

         BLAIN ARCHER, DIRECTOR. Blain Archer has been a director of Cirond Corporation since September 23, 2004. He has been a chartered accountant and founding partner of the accounting firm of Johnsen Archer of Vancouver, British Columbia, since September 1983. Johnsen Archer primarily addresses the accounting requirements of Canadian companies and Mr. Archer specializes in providing strategic advice to high-growth entrepreneurial organizations. Johnsen Archer is affiliated with JHI (Jeffries Henry International). Prior to establishing his own firm, Mr. Archer was involved with the tax group of what was then KPMG Peat Marwick from September 1980 to August 1983.

ADVISORY BOARD

         We established an Advisory Board to obtain advice and recommendations from persons with significant experience in capitalizing, operating, and/or restructuring corporate organizations. These persons did not want and do not have any authority to make decisions on our behalf or to bind us. However, they have committed to provide consulting services to us as requested in the following areas: identification of marketing opportunities, negotiation of deal terms, assistance in making presentations about our products, and assistance in structuring financing arrangements. We pay each of our Advisory Board members according to individually-negotiated consulting agreements. There is no set rate of compensation or benefits for service as an Advisory Board member.

         RANDOLPH H. BRINKLEY was appointed to our Advisory Board in November 2004. He has served as the chief executive officer of Kistler Aerospace Corporation, a private company headquartered in Kirkland, Washington, since August 2004. He has been part of a core team of individual limited partners and advisors at J.F. Lehman & Company, New York, New York, a private equity investment firm that focuses on companies with significant technical and engineering content. Previously, he was the president of Boeing Satellite Systems Inc., El Segundo, California, a subsidiary of The Boeing Company. He served as senior vice president of programs for Hughes Space and Communications Company, Los Angeles, California, from 1999 to 2001. Hughes Space and Communications was acquired by Boeing in October 2000. From 1995 to 1999, Mr. Brinkley was the National Aeronautics and Space Administration program manager for the International Space Station, and from 1993 to 1995 was the mission director of the Hubble Space Telescope Repair Mission. He managed research and development activities for advanced aircraft systems and technologies at the McDonnell Douglas Corporation from 1991 to 1993. Mr. Brinkley retired as a Colonel after having served in the United States Marine Corps since 1965.

CONFLICTS OF INTEREST

         Members of our management are associated with other firms involved in a range of business activities. Consequently, there are potential inherent conflicts of interest in their acting as officers and directors of our company. While the officers and directors are engaged in other business activities, we anticipate that such activities will not interfere in any significant fashion with the affairs of our business.

         Our officers and directors are now and may in the future become shareholders, officers or directors of other companies, which may be formed for the purpose of engaging in business activities similar to us. Accordingly, additional direct conflicts of interest may arise in the future with respect to such individuals acting on behalf of us or other entities. Moreover, additional conflicts of interest may arise with respect to opportunities which come to the attention of such individuals in the performance of their duties or otherwise. Currently, we do not have a right of first refusal pertaining to opportunities that come to their attention and may relate to our business operations.

         Our officers and directors are, so long as they are our officers or directors, subject to the restriction that all opportunities contemplated by our plan of operation which come to their attention, either in the performance of their duties or in any other manner, will be considered opportunities of, and be made available to us and the companies that they are affiliated with on an equal basis. A breach of this requirement will be a breach of the fiduciary duties of the officer or director. If we or the companies with which the officers and directors are affiliated both desire to take advantage of an opportunity, then said officers and directors would abstain from negotiating and voting upon the opportunity. However, all directors may still individually take advantage of opportunities if we should decline to do so. Except as set forth above, we have not adopted any other conflict of interest policy with respect to such transactions.


                             EXECUTIVE COMPENSATION

         The following table sets forth information the remuneration of our chief executive officers and our four most highly compensated executive officers who earned in excess of $100,000 per annum during any part of our last three fiscal years:

                           SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------------------------------------------------
                                                                              LONG TERM COMPENSATION
                                                                        --------------------------------------
                                  ANNUAL COMPENSATION                           AWARDS             PAYOUTS
                     -----------------------------------------------------------------------------------------
                                                              OTHER      RESTRICTED   SECURITIES
    NAME AND                                                  ANNUAL       STOCK      UNDERLYING      LTIP      ALL OTHER
    PRINCIPAL        FISCAL                                 COMPENSA-     AWARD(S)     OPTIONS/      PAYOUTS    COMPENSA-
    POSITION          YEAR    SALARY ($)       BONUS ($)     TION ($)       ($)        SARS (#)        ($)       TION ($)
--------------------------------------------------------------------------------------------------------------------------
Nicholas Miller,      2003    120,000 (2)<F2>     -0-          -0-          -0-          -0-          -0-          -0-
     CEO (1)<F1>
--------------------------------------------------------------------------------------------------------------------------
Mitchell Burton,      2003    120,000 (4)<F4>     -0-          -0-          -0-          -0-          -0-          -0-
      Chief
   Technol-ogy
   Officer (3)<F3>
--------------------------------------------------------------------------------------------------------------------------
 M. Kevin Ryan,       2003        -0-             -0-          -0-          -0-          -0-          -0-          -0-
  President (5)<F5>   2002        -0-             -0-          -0-          -0-          -0-          -0-          -0-
                      2001        -0-             -0-          -0-          -0-          -0-          -0-          -0-
--------------------------------------------------------------------------------------------------------------------------
-----------

(1)<F1>  Mr. Miller became our CEO in November 2003.
(2)<F2> Pursuant to our contract with Amber Tiger Holding Corp., we incurred consulting fees of $120,000 during the fiscal period for Mr. Miller's services.
(3)<F3>  Mr. Burton has been CNI's Chief Technology Officer since November 2001.
(4)<F4> Pursuant to our contract with Headline Technologies Ltd., we incurred consulting fees of $120,000 during the fiscal period for Mr. Burton's services
(5)<F5>  Mr. Ryan was President from our inception in 2000 to November 2003.

         For fiscal 2005, we pay Nicholas Miller, through Amber Tiger Holding Corp., $15,000 per month and Mitchell Burton, through Headline Technologies Ltd., $10,000 per month.

COMPENSATION OF DIRECTORS

         Nicholas Miller is not compensated separately for his service as a director.

STOCK OPTION PLAN

         By written consent dated September 20, 2004, our Board of Directors adopted the 2004 Stock Option Plan. Our shareholders adopted the 2004 Stock Option Plan by written consent dated December 20, 2004, which adoption shall be effective 20 days from the date that a definitive information statement is mailed to our shareholders pursuant to Rule 14c2-(b) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "1934 Act"). If the definitive information statement is not mailed to our shareholders by August 31, 2005, any options granted under the 2004 Stock Option Plan will be rescinded and void.

         Pursuant to the 2004 Stock Option Plan, as of September 20, 2004, an aggregate of 5,281,500 shares of our common stock (the "Available Shares") had been reserved for issuance pursuant to the exercise of stock options ("Options") which may be granted to our employees, officers, directors and consultants. The 2004 Stock Option Plan also provides for quarterly adjustments in the number of Available Shares, to a number equal to 15% of the number of shares outstanding as of the end of the preceding fiscal quarter or 5,281,500 shares, whichever is greater. As of December 31, 2004, the Company had 37,110,000 shares of common stock issued and outstanding and, accordingly, effective January 1, 2005, the number of Available Shares was adjusted to 5,566,000 shares.

         The 2004 Stock Option Plan is designed to (i) induce qualified persons to become employees, officers, consultants, or directors of our company; (ii) reward such persons for past services to our company; (iii) encourage such persons to remain in the employ of our company or associated with our company; and (iv) provide additional incentive for such persons to put forth maximum efforts for the success of our business.

         The 2004 Stock Option Plan will be administered by the Board of Directors (the "Board"). Transactions under the 2004 Stock Option Plan are intended to comply with all applicable conditions of Rule 16b-3 under the 1934 Act. In addition to determining who will be granted Options, the Board has the authority and discretion to determine when Options will be granted and the number of Options to be granted. The Board may determine which Options may be intended to qualify ("Incentive Stock Option") for special treatment under the Internal Revenue Code of 1986, as amended from time to time (the "Code"), or Non-Qualified Options ("Non-Qualified Stock Options") which are not intended to so qualify. The Board also may determine the time or times when each Option becomes exercisable, the duration of the exercise period for Options and the form or forms of the instruments evidencing Options granted under the 2004 Stock Option Plan. The Board may adopt, amend, and rescind such rules and regulations as in its opinion may be advisable for the administration of the 2004 Stock Option Plan. The Board may amend the 2004 Stock Option Plan without shareholder approval where such approval is not required to satisfy any statutory or regulatory requirements; provided, however, that the Board may not materially increase the number of Available Shares (except for allowed quarterly adjustments and as a result of stock dividends, recapitalizations, stock splits or combinations), materially increase the benefits accruing to participants under the Plan or materially modify the eligibility requirements for the participants.

         Grants can be either Non-Qualified Stock Options or Incentive Stock Options, to the extent that they do not exceed the Incentive Stock Option exercise limitations, and the portion of an option that exceeds the dollar limitations of Code Section 422 will be treated as a Non-Qualified Stock Option.

         The Board also may construe the 2004 Stock Option Plan and the provisions in the instruments evidencing options granted under the 2004 Stock Option Plan to employee and officer participants and is empowered to make all other determinations deemed necessary or advisable for the administration of the 2004 Stock Option Plan. The Board may not adversely affect the rights of any participant under any unexercised option or any potion thereof without the consent of such participant. This Plan will remain in effect until it is terminated by the Board, except that no Incentive Stock Option will be granted after September 20, 2014.

         The 2004 Stock Option Plan contains provisions for proportionate adjustment of the number of shares for outstanding options and the option price per share in the event of stock dividends, recapitalizations, stock splits or combinations.

         Participants in the 2004 Stock Option Plan may be selected by the Board from directors, employees and officers of our company and its subsidiaries and consultants to our company and its subsidiaries. In determining the persons to whom options will be granted and the number of shares to be covered by each option, the Board will take into account the duties of the respective persons, their present and potential contributions to our success, and such other factors as the Board deems relevant to accomplish the purposes of the 2004 Stock Option Plan.

         Only employees of our company and its subsidiaries, as the term "employee" is defined for the purposes of the Code, will be entitled to receive Incentive Stock Options. Incentive Stock Options granted under the 2004 Stock Option Plan are intended to satisfy all requirements for incentive stock options under Section 422 of the Code and the Treasury Regulations thereunder.

         Each option granted under the 2004 Stock Option Plan will be evidenced by a written option agreement between us and the optionee. The option price of any Incentive Stock Option may be not less than 100% of the Fair Market Value per share on the date of grant of the option; provided, however, that any Incentive Stock Option granted under the 2004 Stock Option Plan to a person owning more than ten percent of the total combined voting power of the common stock will have an option price of not less than 110% of the Fair Market Value per share on the date of grant of the Incentive Stock Option. Each Non-Qualified Stock Option granted under the 2004 Stock Option Plan will be at a price no less than 85% of the Fair Market Value per share on the date of grant thereof. "Fair Market Value" per share as of a particular date is defined in the 2004 Stock Option Plan as the closing price of our common stock as reported on a national securities exchange or the last transaction price on the NASDAQ System or, if none, the average of the closing bid and asked prices of our common stock as reported by NASDAQ or, if such quotations are unavailable, the value determined by the Board in its discretion in good faith.

         The exercise period of Incentive Stock Options granted under the 2004 Stock Option Plan may not exceed ten years from the date of grant thereof. Incentive Stock Options granted to a person owning more than ten percent of the total combined voting power of our common stock will be for no more than five years. The Board will have the authority to modify, extend or renew any outstanding option at such time and under such circumstances as it, in its sole discretion, deems appropriate.

         To exercise an option, the optionee must pay the full exercise price in cash, by check or such other legal consideration as may be approved by the Board. Such other consideration may consist of shares of common stock having a Fair Market Value equal to the option price or in property or in a combination of cash, shares, and property, subject to approval of the Board. The Board has the sole and absolute discretion to determine whether or not property other than cash or common stock may be used to purchase the shares of common stock thereunder and, if so, to determine the value of the property received.

         An option may not be exercised unless the optionee then is an employee, consultant, officer, or director of our company or its subsidiaries, and unless the optionee has remained continuously as an employee, consultant, officer, or director of our company since the date of grant of the option. If the optionee ceases to be an employee, consultant, officer, or director of our company or its subsidiaries other than by reason of death, disability, or for cause, all options granted to such optionee, fully vested to such optionee but not yet exercised, will terminate 90 days after the date the optionee ceases to be an employee, consultant, officer or director of our company.

         If the employee is terminated "for cause" (as that term is defined in the 2004 Stock Option Plan), such employee's options will terminate immediately on the date the optionee ceases employment or association.

         If an optionee dies while an employee, consultant, officer or director of our company, or if the optionee's employment, consultant, officer, or director status terminates by reason of disability, all options theretofore granted to such optionee, whether or not otherwise exercisable, unless earlier terminated in accordance with their terms, may be exercised at any time within twelve months after the date of death or disability of said optionee, by the optionee or by the optionee's estate or by a person who acquired the right to exercise such options by bequest or inheritance or otherwise by reason of the death or disability of the optionee.

         Options granted under the 2004 Stock Option Plan are not transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or the rules thereunder. Options may be exercised, during the lifetime of the optionee, only by the optionee and thereafter only by his legal representative. An optionee has no rights as a shareholder with respect to any shares covered by an option until the option has been exercised.

         As a condition to the issuance of shares upon the exercise of an option, we will require the optionee to pay to us the amount of our tax withholding liability required in connection with such exercise. We, to the extent permitted or required by law, may deduct a sufficient number of shares due to the optionee upon exercise of the option to allow us to pay such withholding taxes. We are not obligated to advise any optionee of the existence of any tax or the amount which we will be so required to withhold.

         Unless otherwise specified in an optionee's agreement, options granted under the 2004 Stock Option Plan will become vested with the optionee over a two-year period, with one-sixth of the options vesting every four months, in addition to any other vesting requirements determined by the Board at the time of grant.

         As of December 31, 2004, no stock options were outstanding and as of January 1, 2005, 5,566,500 shares were available for future grant.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table provides certain information as to our officers and directors individually and as a group, and the holders of more than 5% of our common stock, as of December 31, 2004.

                                                          AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER (1)<F1>              BENEFICIAL OWNERSHIP      PERCENT OF CLASS (2)<F2>

Nicholas Miller                                              17,000,000 (3)<F3>                45.8%

Seaside Holdings Trust                                       17,000,000 (3)<F3>                45.8%

Mitchell G. Burton                                                -0-                            -

David Redekop                                                     -0-                            -

Isaac Moss                                                        -0-                            -

Chris Mossing                                                     -0-                            -

Tate Holt                                                         -0-                            -

Blain Archer                                                      -0-                            -

All officers and directors as a group (7 persons)            17,000,000 (3)<F3>                45.8%

----------------------

(1)<F1> To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

(2)<F2> This table is based on 37,110,000 shares of Common Stock outstanding as of December 31, 2004. If a person listed on this table has the right to obtain additional shares of Common Stock within sixty (60) days from December 31, 2004, the additional shares are deemed to be outstanding for the purpose of computing the percentage of class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of any other person.

(3)<F3> These shares are held by Seaside Holdings Trust. Mr. Miller is a beneficiary as to 43.5% of the shares held by Seaside Holdings Trust.

         Seaside Holdings Trust may be deemed to be the "parent" of our company within the meaning of the rules and regulations of the Securities and Exchange Commission. Mr. Miller owns beneficially 43.5% of the shares held by Seaside Holdings Trust. None of the other officers and directors owns any equity securities of Seaside Holdings Inc.

CHANGES IN CONTROL

         There are no agreements known to management that may result in a change of control of our company.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Other than as disclosed below, none of our present directors, officers or principal shareholders, nor any family member of the foregoing, nor, to the best of our information and belief, any of our former directors, senior officers or principal shareholders, nor any family member of such former directors, officers or principal shareholders, has or had any material interest, direct or indirect, in any transaction, or in any proposed transaction which has materially affected or will materially affect us.

         NICHOLAS MILLER. We, through CNI, have entered into a Management Advisory Services Agreement with Amber Tiger Holdings Corp., a company owned and controlled by Nicholas Miller, the president and sole director of CNI, and an officer, director and principal, beneficial shareholder of Cirond Corporation. The agreement provides for the provision of management services to us by Nicholas Miller in connection with his role as our president and CEO. During the years ended December 31, 2003 and 2004, CNI incurred consulting fees of $120,000 and $180,000, respectively, from Amber Tiger.

         For the year ended December 31, 2003, we incurred consulting fees to Amber Tiger in the amount of $120,000 and $40,000 was recorded as a payable at December 31, 2003 (of which $10,000 related to 2002). For the nine months ended September 30, 2004, we incurred consulting fees to Amber Tiger in the amount of $135,000 and $40,000 was recorded as a payable at September 30, 2004.

         MITCHELL BURTON. We, through CNI, have entered into a Management Advisory Services Agreement with Headline Technologies Ltd., a company owned and controlled by Mitchell Burton, the chief technology officer of CNI and chief technology officer of Cirond Corporation. The agreement provides for the provision of management services to us by Mitchell Burton in connection with his role as our chief technology officer. During the years ended December 31, 2003 and 2004, CNI incurred consulting fees of $120,000 per year from Headline Technologies.

         For the year ended December 31, 2003, we incurred consulting fees to Headline Technologies in the amount of $85,000 and $90,000 was recorded as a payable at December 31, 2003 (of which $55,000 related to 2002). For the nine months ended September 30, 2004, we made incurred consulting fees to Headline Technologies in the amount of $90,000 and $90,000 was recorded as a payable at September 30, 2004.

         SEASIDE HOLDINGS INC. As of the December 31, 2003, we were indebted to Seaside Holdings Inc., a company in which Mr. Miller serves as an officer and director, in the amount of $171,576. The debt relates to inter-company obligations from CNI to Seaside Holdings Inc. which were incurred prior to our acquisition of CNI. The debt is unsecured, non-interest bearing and has not fixed terms of repayment.

         Seaside Holdings Trust owns 17,000,000 shares of our outstanding common stock , which equals 45.8% as of December 31, 2004, and as such may be deemed to be the "parent" of our company within the meaning of the rules and regulations of the Securities and Exchange Commission. Mr. Miller owns beneficially 43.5% of the shares held by Seaside Holdings Trust. Messrs. Burton, Redekop and Mossing do not own any equity securities of Seaside Holdings Inc.

         PROMOTERS. M. Kevin Ryan and Robert Gardner may be deemed to be "promoters" of our company within the meaning of the rules and regulations of the Securities and Exchange Commission.

         FUTURE TRANSACTIONS. All future affiliated transactions will be made or entered into on terms that are no less favorable to us than those that can be obtained from any unaffiliated third party. A majority of the independent, disinterested members of our board of directors will approve future affiliated transactions.

         We believe that of the transactions described above have been on terms as favorable to us as could have been obtained from unaffiliated third parties as a result of arm's length negotiations.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         We are authorized to issue up to 100,000,000 shares of common stock, $0.001 par value per share. As of December 31, 2004, there were 37,110,000 shares of common stock outstanding, which were held of record by 34 stockholders. The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. We do not have cumulative voting rights in the election of directors, and accordingly, holders of a majority of the shares voting are able to elect all of the directors. Subject to preferences that may be granted to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor as well as any distributions to the stockholders. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of our assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive or other subscription of conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

PREFERRED STOCK

         We are authorized to issue up to 25,000,000 shares of preferred stock, $0.001 par value per share. There are no shares of preferred stock issued or outstanding except for our Series B preferred stock.

         On December 22, 2004, in connection with the private placement described above, we filed a Certificate of Designation with the Secretary of State of the State of Nevada authorizing the creation and establishing the terms of the Series B 5% Convertible Preferred Stock, consisting of 6,000 shares. As of the date of this prospectus, 2,000 shares are issued and outstanding. The following is a description of the principal terms, rights and obligations of the Series B preferred stock.

         DIVIDENDS. A holder of the Series B preferred stock shall be entitled to receive cumulative dividends of 5% per annum, based on the stated value of $1,000 per share, payable quarterly beginning January 1, 2005.

         VOTING RIGHTS. Except as otherwise required by law, a holder of shares of Series B preferred stock does not have the right to vote on matters that come before our shareholders.

         LIQUIDATION PREFERENCE. In the event of a dissolution or winding up of our company, each holder of the Series B preferred stock is entitled to a liquidation preference of $1,000 per share of preferred stock held plus any declared but unpaid dividends on such share, prior to any payment to the holders of our common stock or any other stock of our ranking junior to the Series B preferred stock with regard to any distribution of assets upon liquidation, dissolution or winding up of our company.

         CONVERSION. Shares of Series B preferred stock may, at the option of the holder, be converted at any time or from time to time into shares of common stock at the initial conversion price of $0.43 per share, subject to adjustment; provided, that a holder of Series B preferred stock may at any given time convert only up to that number of shares of Series B preferred stock so that, upon conversion, the aggregate beneficial ownership of our common stock of such holder and all persons affiliated with such holder does not exceed 4.99% of the then outstanding common stock. The number of shares into which one share of preferred stock shall be convertible shall be determined by dividing $1,000 by the then existing conversion price.

         The conversion price may be reduced if we sell common stock or other securities convertible into or exercisable for common stock at a per share price, exercise price or conversion price lower than the conversion price then in effect (other than in connection with an acquisition of the securities, assets or business of another company, joint ventures and employee stock options).

         REDEMPTION. We are to redeem all of the then outstanding shares of Series B preferred stock on December 22, 2009. At our option, we may redeem the Series B preferred stock at 120% of the stated value, plus accrued and unpaid dividends, if certain conditions have been met. Holders may require us to redeem the Series B preferred stock at 120% of the stated value, plus accrued and unpaid dividends, should certain events occur, such as our failure to have this registration statement effective by June 20, 2005, lapse of effectiveness of this registration statement, our failure to deliver stock certificates upon conversion of the Series B preferred stock on a timely basis, breach of any of the terms or covenants of the securities purchase agreement executed with the purchasers of the preferred stock, a change of control transaction, bankruptcy, or failure of the common stock to be quoted on the OTC Bulletin Board for more than five trading days.

         This summary description of the Series B preferred stock does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designation filed as an exhibit to our current report on Form 8-K dated December 22, 2004, filed December 23, 2004.

WARRANTS

         In connection with the sale of the Series B Preferred Stock, we issued warrants and may issue additional warrants to the purchasers of the Series B Preferred Stock. The warrants give the holders the right to initially purchase from us, for a period of five years, an aggregate of 2,325,584 shares of our common stock for $0.55 per share as of the date of issuance. Certain events may transpire that lower the applicable exercise price under the warrants, increase the number of warrants, or otherwise give the holders rights to additional shares of common stock. Both the number of warrants and the exercise price of the warrants are subject to anti-dilution adjustments in the event of certain future issuances of securities or derivative securities, stock dividends, stock splits, stock combinations and any other similar transactions. The warrants also give the holders the right to any additional rights, including those obtained through the consolidation, merger or sale of assets of the company or a similar transaction, that are granted, issued or sold to our shareholders as if the holders had held the number of shares of common stock acquirable upon the complete exercise of the warrants at the time such rights become available to the shareholders.

         We also issued to the "finders" of this preferred stock financing transaction warrants for the purchase of an amount equal to 8% of the securities issued in the preferred stock transaction. The warrants are exercisable into securities similar to those issued in the transaction and have an exercise price and term consistent with the warrants issued to the investors. The warrants contain piggyback registration rights and a net exercise provision.

ADDITIONAL INVESTMENT RIGHTS

         We granted Additional Investment Rights to the purchasers of the preferred stock, which entitle the purchasers to buy up to $4,000,000 of preferred stock and warrants on the same terms for period of six months following the effective date of this registration statement.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is Signature Stock Transfer, Inc. Its address is One Preston Park, 2301 Ohio Drive, Suite 100, Plano Texas 75093, and its telephone number is (972) 612-4120.


                              SELLING STOCKHOLDERS

         The shares of common stock being offered by the selling shareholders are issuable upon conversion of or as dividends on the Series B preferred stock or upon exercise of the warrants. We are registering the shares in order to permit the selling shareholders to offer the shares of common stock for resale from time to time. Except in the case of Seaside Holdings Inc. and Ascendiant Securities LLC, the selling shareholders have not had any material relationship with us within the past three years, other than the ownership of the preferred stock and the warrants.

         The controlling shareholder of Seaside Holdings Inc. is our president and chief executive officer and a director, Nicholas Miller. Mr. Miller is also an officer and director of Seaside Holdings Inc.

         We entered into an agreement with Ascendiant Securities, LLC on August 26, 2004, in which Ascendiant agreed to use its best efforts to act as a financial advisor and placement agent for us in connection with the structuring, issuance, and sale of securities. We agreed to pay Ascendiant a cash commission of $160,000 and a non-accountable expense allowance of $25,000, and issued Ascendiant warrants for the purchase of an amount equal to 8% of the securities issued in the preferred stock transaction. The warrants are exercisable into securities similar to those issued in the transaction and have an exercise price and term consistent with the warrants issued to the investors. The warrants contain piggyback registration rights and a net exercise provision. Accordingly, we are also registering shares of common stock underlying warrants issued to Ascendiant Securities, LLC as the "finders" of this preferred stock financing transaction.

         The table below lists the selling shareholders and other information regarding the beneficial ownership of the common stock by the selling shareholders. The second column lists the number of shares of common stock held, plus the number of shares of common stock, based on its ownership of the preferred stock, the warrants, and Additional Investment Rights, that would have been issuable to the selling shareholders as of the date of this prospectus, assuming conversion of all shares of preferred stock and exercise of the warrants and Additional Investment Rights held by the selling shareholders on that date, without regard to any limitations on conversions or exercise. The third column lists the shares of common stock being offered by this prospectus by the selling shareholders. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

         In accordance with the terms of the registration rights agreement with the holders of the preferred stock and the warrants, this prospectus generally covers the resale of at least that number of shares of common stock equal to 125% of:

         (i) all of the shares of common stock issuable upon conversion in full of the preferred stock,
         (ii) all shares of common stock issuable upon exercise of the warrants,
         (iii) all of the Additional Investment Right Shares,
         (iv) all shares of common stock issuable upon exercise of the warrants issued to Ascendiant Securities, LLC,
         (v) any securities issued or issuable upon any stock split, dividend or other distribution recapitalization or similar event with respect to the foregoing and
         (vi) any additional shares issuable in connection with any anti-dilution provisions in the preferred stock, the warrants or the warrants issued to Ascendiant Securities, LLC.

         Under the terms of the preferred stock and the warrants, the selling shareholders may not convert the preferred stock, or exercise the warrants, to the extent such conversion or exercise would cause the selling shareholder, together with its affiliates, to have acquired a number of shares of common stock which would exceed 4.99% of our then outstanding common stock, excluding for purposes of such determination shares of common stock issuable upon conversion of the preferred stock which has not been converted and upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

                                                   NUMBER OF                              OWNERSHIP AFTER OFFERING
                                                    SHARES              SHARES
                                                 BENEFICIALLY        REGISTERED FOR   NUMBER OF
   NAME OF SELLING SHAREHOLDER               OWNED (1)<F1>(2)<F2>    RESALE (2)<F2>    SHARES           PERCENT
Ascendiant Capital Group, LLC                       1,046,511        1,405,123            0                0%
Ascendiant Securities, LLC                            372,093          465,116            0                0%
Bluegrass Growth Fund, LP                           2,616,279        3,512,806            0                0%
Bluegrass Growth Fund, Ltd.                         2,616,279        3,512,806            0                0%
Bradley N. Rotter Self Employed Pension Plan
& Trust                                             2,616,279        3,512,806            0                0%
Centrum Bank AG, Vaduz                              1,569,768        2,107,684            0                0%
Clarion Finanz AG                                   1,569,768        2,107,684            0                0%

                                       28


                                                   NUMBER OF                              OWNERSHIP AFTER OFFERING
                                                    SHARES              SHARES
                                                 BENEFICIALLY        REGISTERED FOR   NUMBER OF
   NAME OF SELLING SHAREHOLDER               OWNED (1)<F1>(2)<F2>    RESALE (2)<F2>    SHARES           PERCENT
Meadowbrook Opportunity Fund LLC                    2,616,279        3,512,806            0                0%
Penn Footwear                                       1,569,768        2,107,684            0                0%
Seaside Holdings Inc.                                 523,254          702,561            0                0%
Stonestreet Limited Partnership                     2,616,279        3,512,806            0                0%
Whalehaven Capital Fund Limited                     1,569,768        2,107,684            0                0%
-----------------

(1)<F1> The shares of common stock considered beneficially owned by each selling shareholder equal that number of shares of our common stock that such selling shareholder could acquire by converting its preferred stock at the initial conversion price of $0.43 per share, by exercising the warrants, and by exercising the Additional Investment Rights. Shares issuable as payment of dividends has been excluded.

(2)<F2> The selling shareholders may sell up to 28,567,564 shares of our common stock under this document. As discussed in footnote (1) above, the selling shareholders may convert the preferred stock into shares of our common stock at any time at the initial conversion price of $0.43 per share, subject to certain adjustments.

         Therefore, as required by the registration rights agreement entered into among us and the selling shareholders, which requires us to register at least 125% of the shares of our common stock underlying the preferred stock, warrants, Additional Investment Right Shares, and warrants issued to Ascendiant Securities, LLC, the total number of shares of common stock covered by this document and which may be offered by the selling shareholders is 28,567,564 shares.

                              PLAN OF DISTRIBUTION

         Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o   privately negotiated transactions;

         o settlement of short sales entered into after the date of this prospectus;

         o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         o   a combination of any such methods of sale;

         o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

         o   any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

         In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

         We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

         We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.


                                  LEGAL MATTERS

         Dill Dill Carr Stonbraker & Hutchings, P.C., Denver, Colorado, has given an opinion on the validity of the securities.


                                     EXPERTS

         We have included herein the consolidated financial statements of the company as of December 31, 2003 and 2002, and for the years ended December 31, 2003 and 2002, and cumulative from inception (March 7, 2001) to December 31, 2003, in reliance upon the report of KPMG LLP, an independent registered public accounting firm, whose report has also been included in this prospectus, and upon the authority of that firm as experts in accounting and auditing. The report of KPMG LLP on the December 31, 2003 consolidated financial statements includes an explanatory paragraph that states that we have incurred losses since inception and have a working capital deficiency, factors which raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                             ADDITIONAL INFORMATION

         We have been subject to the reporting requirements under federal securities laws since June 2002. We have filed with the SEC a registration statement on Form SB-2 and amendments to the registration statement with respect to the securities offered through this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules that are part of the registration statement. For further information about the securities and us, you should review the registration statement and the exhibits and schedules. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete. You should review the copy of such contract or document so filed.

         You can inspect the registration statement, as well as the exhibits and the schedules, filed with the SEC without charge, at the SEC's office at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. You can also obtain copies of these materials from the SEC's Public Reference Section at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. The SEC maintains a web site on the Internet that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at


                             REPORTS TO STOCKHOLDERS

         We are subject to the reporting requirements of the federal securities laws, and are required to file periodic reports, proxy statements, and other information with the SEC. We will furnish our shareholders with annual reports containing audited financial statements certified by independent public accountants following the end of each fiscal year, proxy statements, and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year following the end of such fiscal quarter.

                          INDEX TO FINANCIAL STATEMENTS

Unaudited Interim Consolidated Financial Statements - Nine Months Ended September 30, 2004 and 2003
   Consolidated Balance Sheets
      September 30, 2004 (Unaudited).........................................F-1

   Consolidated Statements of Loss (Unaudited)
      Cumulative from Inception (March 7, 2001) to September 30, 2004 and Nine Months Ended September 30, 2004 and 2003......................F-2

   Consolidated Statements of Stockholders' Deficiency and Comprehensive
         Income (Loss) (Unaudited) From Inception (March 7, 2001)
         to September 30, 2004...............................................F-3

   Consolidated Statements of Cash Flows (Unaudited)
         Cumulative from Inception (March 7, 2001) to September 30, 2004 and Nine Months Ended September 30, 2004 and 2003...................F-4

   Notes to Consolidated Interim Financial Statements (Unaudited)............F-5


Consolidated Financial Statements - December 31, 2003 and 2002

     Independent Auditors' Report...........................................FF-1

     Consolidated Balance Sheets
         December 31, 2003 and 2002.........................................FF-2

     Consolidated Statements of Loss
         Cumulative from Inception (March 7, 2001) to December 31, 2003 and Years Ended December 31, 2003 and 2002.........................FF-3

     Consolidated Statement of Stockholders' Deficiency and
         Comprehensive Loss From Inception (March 7, 2001) to
         December 31, 2003..................................................FF-4

     Consolidated Statements of Cash Flows
         Cumulative from Inception (March 7, 2001) to December 31, 2003 and Years Ended December 31, 2003 and 2002.........................FF-5

     Notes to Consolidated Financial Statements.............................FF-6

CIROND CORPORATION (FORMERLY EXMAILIT.COM)
(A Development Stage Enterprise)
Consolidated Balance Sheets

(Expressed in United States dollars)

September 30, 2004 and December 31, 2003

=================================================================================================================
                                                                       September 30, 2004
                                                                          (unaudited)           December 31, 2003
-----------------------------------------------------------------------------------------------------------------
ASSETS

Current assets:
     Cash                                                              $      59,301             $      86,066
     Amounts receivable, net of allowance of $nil (2003 - $nil)               24,428                    19,679
     Prepaid expenses and deposits                                            12,718                    12,492
     ------------------------------------------------------------------------------------------------------------
                                                                              96,447                   118,237

Property, plant and equipment                                                 63,732                    54,497

Website development                                                            5,550                     9,512

-----------------------------------------------------------------------------------------------------------------
                                                                       $     165,729             $     182,246
=================================================================================================================

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
     Accounts payable and accrued liabilities (note 3)                 $     143,428             $     165,522
     Consulting fees payable (note 4)                                        110,516                   130,000
     Share subscriptions payable (note 5(a))                                  25,000                   375,000
     Deferred revenue                                                         30,874                     6,884
     Loan payable (note 5(b))                                                400,000                    75,000
     Due to stockholder                                                      161,575                   171,576
     ------------------------------------------------------------------------------------------------------------
                                                                             871,393                   923,982

Stockholders' deficiency:
     Capital stock:
          25,000,000    preferred shares, issuable in series, with a
                        par value of $0.001 per share authorized,
                        nil issued
           100,000,000  voting common shares, with $0.001 par value
                        authorized, 37,060,000 issued
                        (December 31, 2003 - 34,460,000)                      37,060                    34,460

     Additional paid-in capital                                            1,690,813                   915,913
     Deficit accumulated during the development stage                     (2,433,537)               (1,692,109)
     ------------------------------------------------------------------------------------------------------------
                                                                            (705,664)                 (741,736)
Going concern (note 2(a))
Commitments (note 7)
Subsequent event (note 9)

-----------------------------------------------------------------------------------------------------------------
                                                                       $     165,729             $     182,246
=================================================================================================================

See accompanying notes to consolidated interim financial statements.

CIROND CORPORATION (FORMERLY EXMAILIT.COM)

(A Development Stage Enterprise)
Consolidated Statements of Loss

(Expressed in United States dollars)
(Unaudited)

=================================================================================================================
                                                       From inception         Nine months          Nine months
                                                       (March 7, 2001)              ended                ended
                                                     to September 30,       September 30,        September 30,
                                                                 2004                2004                 2003
-----------------------------------------------------------------------------------------------------------------
Revenue:
     Sales (note 8)                                  $        932,757       $     905,108      $        10,545

Expenses:
     Advertising and promotion                                315,016             202,942               48,988
     Amortization                                              49,805              18,278                8,358
     Consulting fees (notes 4 and 6)                          803,940             433,927              151,679
     Foreign currency loss (gain)                               2,387              (3,527)                 216
     Interest                                                   3,426               1,448                  812
     Office and administrative                                 80,197              49,824               15,377
     Professional fees                                        313,278             160,292               32,201
     Research and development                               1,124,605             468,281              246,625
     Salaries and benefits                                    284,722             185,828               81,967
     Travel                                                   267,886             132,591               66,601
     ------------------------------------------------------------------------------------------------------------
                                                            3,245,262           1,649,884              652,824

-----------------------------------------------------------------------------------------------------------------
Loss before interest income                                (2,312,505)           (744,776)            (642,279)

Interest income                                                 3,615               3,348                    5

-----------------------------------------------------------------------------------------------------------------
Loss                                                   $   (2,308,890)      $    (741,428)       $    (642,274)
=================================================================================================================

Weighted average number of common
   shares outstanding, basic and diluted                   21,086,955          34,983,540           17,000,000

Loss per share, basic and diluted                      $       (0.11)       $      (0.02)        $      (0.04)
=================================================================================================================

See accompanying notes to consolidated interim financial statements.

CIROND CORPORATION (FORMERLY EXMAILIT.COM)

(A Development Stage Enterprise)
Consolidated Statement of Stockholders' Deficiency and Comprehensive
Income Loss)

(Expressed in United States dollars)

From inception (March 7, 2001) to September 30, 2004
(Unaudited)

=====================================================================================================================
                                                                                     Deficit
                                                                                 accumulated                 Total
                                                               Additional         during the         stockholders'
                                        Common Stock              paid-in        development                equity
                                    Shares         Amount         capital              stage          (deficiency)
---------------------------------------------------------------------------------------------------------------------
Shares issued for cash            16,540,312    $   1,654   $        (220)     $        -            $       1,434
  on March 7, 2001

Comprehensive loss:
  Loss                                  -            -               -                (5,466)               (5,466)
---------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001        16,540,312        1,654            (220)            (5,466)               (4,032)

Shares issued for cash from
   February 12 to March 25, 2002
   at $0.75 per share                459,688           46         298,892               -                  298,938

Comprehensive loss:
  LOSS                                  -            -               -              (498,034)             (498,034)
Balance, December 31, 2002        17,000,000        1,700         298,672           (503,500)             (203,128)

Shares held by Cirond
  stockholders and effect of
  recapitalization transaction    16,160,000            1            -              (124,647)             (124,646)

Promissory notes converted
  to shares at $0.50 per share     1,300,000          130         649,870               -                  650,000

Adjustment to capital stock to
  equal par value of Cirond
  capital stock                         -          32,629         (32,629)              -                     -

Comprehensive loss:
  Loss                                  -            -               -            (1,063,962)           (1,063,962)
---------------------------------------------------------------------------------------------------------------------

Balance,
  December 31, 2003               34,460,000       34,460         915,913         (1,692,109)             (741,736)

Common shares issued for
   share subscriptions at $0.50
   per share (net of costs)        1,400,000        1,400         672,100               -                  673,500

Common shares issued for
   consulting services held in
   escrow (note 6(b))              1,200,000        1,200         102,800               -                  104,000

Comprehensive loss:
  Net loss                              -            -                -            (741,428)             (741,428)

---------------------------------------------------------------------------------------------------------------------
Balance,
September 30, 2004 (unaudited)    37,060,000    $  37,060   $ 1,690,813        $  (2,433,537)        $    (705,664)
=====================================================================================================================


See accompanying notes to consolidated interim financial statements.

CIROND CORPORATION (FORMERLY EXMAILIT.COM)
(A Development Stage Enterprise)
Consolidated Statements of Cash Flows
(Expressed in United States dollars)
(Unaudited)

===============================================================================================================
                                                       From inception         Nine months          Nine months
                                                       (March 7, 2001)             ended,                ended
                                                     to September 30,       September 30,        September 30,
                                                                 2004                2004                 2003
---------------------------------------------------------------------------------------------------------------
Cash provided by (used in):

Operations:
     Loss                                              $   (2,308,890)      $    (741,428)       $    (642,274)
     Item not involving cash:
         Amortization                                          49,805              18,278                8,358
         Common shares issued for services                    104,000             104,000                  -
     Changes in non-cash working capital:
         Amounts receivable                                   (24,428)             (4,749)              (4,933)
         Prepaid expenses and deposits                        (12,718)               (226)             (11,552)
         Accounts payable and accrued liabilities             142,233             (22,095)              (6,717)
         Consulting fees payable                              110,516             (19,484)              85,000
         Deferred revenue                                      30,874              23,990                  -
     ----------------------------------------------------------------------------------------------------------
                                                           (1,908,608)           (641,714)            (572,118)
Financing:
     Common shares issued for cash (net of costs)             300,372                 -                    -
     Promissory note proceeds                                 650,000                 -                    -
     Share subscriptions proceeds                             698,500             323,500                  -
     Loans payable                                            325,000             325,000                  -
     Advances from related parties                                -                   -                495,000
     Advances from (to) stockholder                           161,575             (10,001)              55,424
     ----------------------------------------------------------------------------------------------------------
                                                            2,135,447             638,499              550,424
Investing:
     Expenditures on website development                      (19,025)                -                    -
     Expenditures on property, plant and equipment           (100,061)            (23,550)             (36,559)
     Advances to Cirond prior to recapitalization
        transaction                                           (55,157)                -                    -
     Cash acquired on recapitalization transaction              6,705                 -                    -
     ----------------------------------------------------------------------------------------------------------
                                                             (167,538)            (23,550)             (36,559)

---------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash                                    59,301             (26,765)             (58,253)

Cash, beginning of period                                         -                86,066               60,135
---------------------------------------------------------------------------------------------------------------
Cash, end of period                                    $       59,301       $      59,301        $       1,882
===============================================================================================================
Supplementary information:
  Interest paid                                        $        3,426       $       1,448        $         812
  Income taxes paid                                    $          -         $         -          $         -
===============================================================================================================
Non-cash financing and investing activities:
  Common shares issued for share subscriptions
    proceeds received in previous period               $      673,500       $     673,500                  -
  Common shares issued upon conversion of
    promissory notes                                   $      650,000                 -                    -
  Net liabilities assumed on recapitalization
    Transaction                                        $       76,194                 -                    -
===============================================================================================================

See accompanying notes to consolidated interim financial statements.

CIROND CORPORATION (FORMERLY EXMAILIT.COM)

(A Development Stage Enterprise)
Notes to Consolidated Interim Financial Statements

(Expressed in United States dollars)

Nine months ended September 30, 2004
(Unaudited)

================================================================================

1.   OPERATIONS:

     Cirond Corporation ("Cirond" or the "Company") is incorporated under the laws of the State of Nevada. The Company develops software solutions and provides network security products and consulting services to governments and private sector businesses to combat the threat to wired networks represented by the deployment of unauthorized wireless networks. The Company's solutions can also be used to implement, secure and manage wireless networks. To September 30, 2004, the Company has not generated significant recurring product sales and is continuing to develop its business model. Accordingly, the Company is in the development stage for financial reporting purposes.

2.   SIGNIFICANT ACCOUNTING POLICIES

     a)  Going concern

         These financial statements have been prepared on the going concern basis, which assumes the realization of assets and liquidation of liabilities and commitments in the normal course of business for the foreseeable future. As shown in the unaudited financial statements, the Company has a loss of $2,308,890 for the period from inception (March 7, 2001) to September 30, 2004, and has a working capital deficiency of $774,946 at September 30, 2004. The Company does not currently have sufficient resources to repay the $400,000 demand loan (note 5(b)), if demanded by the lender. These factors raise substantial doubt as to the Company's ability to continue as a going concern.

         The application of the going concern concept is dependent upon the Company's ability to receive continued financial support from its creditors, stockholders and external investors and attaining profitable operations through the sale of its software. These consolidated financial statements do not give effect to any adjustment should the Company be unable to continue as a going concern and, therefore, be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts differing from those reflected in the consolidated financial statements. Management plans to obtain equity and debt financing from external investors and to actively market its wireless technology applications.

         Management believes the plan described above will be sufficient to meet the Company's liabilities and commitments as they become payable over the next twelve months. There can be no assurance that management's plan will be successful. Failure to obtain the support of additional external investors to finance the development and marketing of the Company's wireless technology applications will cause the Company to curtail operations and impair the Company's ability to continue as a going concern.

CIROND CORPORATION (FORMERLY EXMAILIT.COM)

(A Development Stage Enterprise)
Notes to Consolidated Interim Financial Statements

(Expressed in United States dollars)

Nine months ended September 30, 2004
(Unaudited)
================================================================================

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     b) Basis of presentation

         The information included in the accompanying consolidated interim financial statements is unaudited and should be read in conjunction with the annual audited consolidated financial statements and notes thereto contained in the Company's Report on Form 10-KSB for the fiscal year ended December 31, 2003. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for fair presentation of the results of operations for the interim periods presented have been reflected herein. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire fiscal year.

3.   ACCOUNTS PAYABLE AND ACCRUED LIABILITIES:

     Included in accounts payable and accrued liabilities at September 30, 2004 is $50,776 (December 31, 2003 - $50,776) that is currently being disputed by management with the supplier.

4.   RELATED PARTY TRANSACTIONS:

     During the three months and nine months ended September 30, 2004, the Company incurred consulting fees from a company controlled by the president totaling $45,000 and $135,000 (December 31, 2003 - $30,000 and $90,000
     respectively). At September 30, 2004, $40,000 (December 31, 2003 - $30,000)
     of these consulting fees were included in consulting fees payable.

     The amounts were subject to a written agreement, were incurred in the normal course of operations and are recorded at the exchange amount, which is the amount established and agreed to by the related parties.

5.   SHARE SUBSCRIPTIONS PAYABLE AND LOAN PAYABLE:

     a) Share subscriptions outstanding at September 30, 2004, consist of subscriptions to acquire 50,000 common shares at a price of $0.50 per share.

     b) During the nine months ended September 30, 2004, the Company received a subscription for 4,000,000 common shares and common share purchase warrants for aggregate cash proceeds of $2 million. The subscriber was granted common share purchase warrants as follows:

         =======================================================================
         Number of common shares    Exercise price                Expiry date
         -----------------------------------------------------------------------

         1,000,000                   $      0.50               April 19, 2005
         1,000,000                   $      0.75               April 19, 2005
         1,000,000                   $      1.00               April 19, 2006
         1,000,000                   $      1.25               April 19, 2006
         =======================================================================

CIROND CORPORATION (FORMERLY EXMAILIT.COM)

(A Development Stage Enterprise)
Notes to Consolidated Interim Financial Statements

(Expressed in United States dollars)

Nine months ended September 30, 2004

(Unaudited)
================================================================================


5.   SHARE SUBSCRIPTIONS PAYABLE AND LOAN PAYABLE (CONTINUED):

     b) In May 2004, the subscriber retracted their share subscription and the Company returned $1.5 million of the $2 million share subscription to the subscriber. The remaining share subscription of $500,000 was converted into a demand loan, with an unspecified maturity date, is unsecured and bears interest at 5% per annum. The demand loan is not subject to a written agreement. The Company returned $100,000 of the remaining $500,000 when a finder's fee of $100,000, paid in conjunction with the subscription, was refunded to the Company. As at September 30, 2004, the lender has not taken steps to demand repayment.

6.   SHARE CAPITAL:

     a) During the nine months ended September 30, 2004, 1,400,000 shares were issued for cash proceeds of $700,000, less offering costs of $26,500, relating to two separate financings conducted at $.50 per share.

     b) On August 2, 2004, Cirond entered into a Management Services Agreement with Securities Trading Services Inc. ("STS"). The agreement was effective as of August 2, 2004 and has a term of two years. Pursuant to the terms of the agreement, Cirond must issue 1,200,000 shares of its common stock to STS in consideration of services to be provided by STS. Common shares in the name of STS will be held in escrow by Cirond, with Cirond releasing 50,000 shares from escrow for every month as services are performed. STS may not vote any unearned shares held in escrow. In the event of a termination of the agreement by Cirond for breach or cause, Cirond may repurchase and cancel any unearned shares for $0.001 per share in an amount equal to 50,000 shares times the number of months remaining under the agreement after termination. STS was granted piggy-back registration rights in connection with the agreement and the shares are subject to anti-dilution provisions in the event of a consolidation of Cirond's share capital. In addition, upon closing of an equity financing of $1 million dollars, Cirond shall pay a consulting fee in the amount of $5,000 to STS upon the first day of each month over the remaining term of the contract. Upon closing of an equity financing of $5 million or more, the consulting fee shall be increased to $8,000 per month. The agreement also provides for the accelerated release of shares from escrow, if STS secures financing for Cirond, as follows:

         o   100,000 shares upon STS securing an equity financing of $1 million.
         o An additional 200,000 shares upon STS securing and additional $2 million of equity financing.
         o An additional 450,000 shares upon STS securing an additional $5 million of equity financing.
         o An additional 450,000 shares upon STS securing an additional $5 million of equity.

CIROND CORPORATION (FORMERLY EXMAILIT.COM)

(A Development Stage Enterprise)
Notes to Consolidated Interim Financial Statements

(Expressed in United States dollars)

Nine months ended September 30, 2004

(Unaudited)
================================================================================

6.   SHARE CAPITAL (CONTINUED):

         Common shares are valued as services are performed and common shares are earned and eligible for release from escrow. To September 30, 2004, $104,000 in compensation expense was recorded for the quarter in consulting fees and 100,000 shares earned and released from escrow. Unearned shares that have not been released from escrow have not been included in the calculation of the weighted average number of common shares, basic and diluted.

     c) The Company has an outstanding stock option plan, that is subject to final shareholder approval, pursuant to which the Company has reserved 5,281,500 shares of common stock to grant to certain employees, officers, directors and consultants. As at September 30, 2004, the Company's board of directors has authorized the grant of options to purchase up to 5,110,000 common shares, subject to shareholder adoption of the plan, which is expected to occur in the fourth quarter of 2004 or the first quarter of 2005.

7.   COMMITMENTS:

     On May 1, 2003, the Company entered an operating lease for office premises that requires the following annual minimum lease payments:

     ===========================================================================
     2004                                                    $         21,893
     2005                                                    $         24,158
     2006                                                    $          8,305
     ===========================================================================

8.   REVENUE:

     During the nine months ended September 30, 2004, the Company issued a perpetual license for the use of its source code for its existing software products to a third party in exchange for cash proceeds of $700,000. In conjunction with this agreement, the Company will provide support and maintenance services for a one year term for cash proceeds of $100,000. Support and maintenance services are renewable, at the option of the customer, at $100,000 per annum.

9.   SUBSEQUENT EVENT:

     Subsequent to September 30, 2004, the Company received $250,000 cash from a subscriber for Units, at a price of $1.00 per Unit. Each Unit consists of one share of common stock and one warrant to acquire an additional share of common stock at a price of $1.00 per share for a period of 12 months from the date of subscription. The Company is in the process of completing the documentation necessary to accept the subscription and the funds have been accounted for as a subscription payable. If the Company does not complete the documentation to accept the subscription and/or if the investor decides to rescind the subscription, the Company may have to return the funds to the investor.

KPMG

KPMG LLP
Chartered Accountants
300-1674 Bertram Street                                 Telephone (250) 979-7150
Kelowna BC V1Y 9G4                                      Telefax (250) 763-0044
Canada                                                  www.kpmg.ca



INDEPENDENT AUDITORS' REPORT


To the stockholders of Cirond Corporation (formerly eXmailit.com)



We have audited the accompanying consolidated balance sheets of Cirond Corporation (a Development Stage Enterprise) as of December 31, 2003 and 2002, and the related consolidated statements of loss, stockholders' deficiency and comprehensive loss and cash flows for the years then ended and the period from inception (March 7, 2001) to December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the financial position of Cirond Corporation as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended and for the period from inception (March 7, 2001) to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2(a) to the consolidated financial statements, the Company has incurred losses since inception and has a working capital deficiency, factors that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in note 2(a). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ KPMG LLP



Chartered Accountants

Kelowna, Canada

March 19, 2004, except as to note 14 which is as of May 4, 2004



KPMG LLP, a Canadian limited liability partnership is the Canadian Member of KPMG International, a Swiss nonoperating association.

CIROND CORPORATION (FORMERLY EXMAILIT.COM)

(A Development Stage Enterprise)
Consolidated Balance Sheets

(Expressed in United States dollars)

December 31, 2003 and 2002

===================================================================================================================
                                                                            2003                          2002
-------------------------------------------------------------------------------------------------------------------

ASSETS

Current assets:
     Cash                                                              $      86,066             $      60,135
     Amounts receivable, net of allowance of nil (2002 - $nil)                19,679                     3,513
     Prepaid expenses and deposits                                            12,492                       412
     --------------------------------------------------------------------------------------------------------------
                                                                             118,237                    64,060

Property, plant and equipment (note 4)                                        54,497                    19,634

Website development (note 5)                                                   9,512                    15,854

-------------------------------------------------------------------------------------------------------------------
                                                                       $     182,246             $      99,548
===================================================================================================================

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
     Accounts payable and accrued liabilities (note 6)                 $     165,522             $      94,521
     Consulting fees payable (note 7)                                        130,000                    65,000
     Loan payable (note 8)                                                    75,000                         -
     Deferred revenue                                                          6,884                         -
     Share subscriptions payable (note 9)                                    375,000                         -
     Due to stockholder (note 10)                                            171,576                   143,155
     --------------------------------------------------------------------------------------------------------------
                                                                             923,982                   302,676

Stockholders' deficiency:
     Capital stock:
            25,000,000  preferred shares, issuable in series, with a par value of $0.001 per share authorized, nil issued
           100,000,000  voting common shares, with $0.001 par value
                        authorized, 34,460,000 issued (December 31,
                        2002 - 14,740,250)                                    34,460                     1,474

     Additional paid-in capital                                              915,913                   298,898
     Deficit accumulated during the development stage                     (1,692,109)                 (503,500)
     --------------------------------------------------------------------------------------------------------------
                                                                            (741,736)                 (203,128)
Going concern (note 2(a))
Subsequent events (notes 8, 9 and 14)

-------------------------------------------------------------------------------------------------------------------
                                                                       $     182,246             $      99,548
===================================================================================================================

See accompanying notes to consolidated financial statements.

CIROND CORPORATION (FORMERLY EXMAILIT.COM)

(A Development Stage Enterprise)
Consolidated Statements of Loss

(Expressed in United States dollars)


===================================================================================================================
                                                       From inception
                                                       (March 7, 2001)         Year ended           Year ended
                                                      to December 31,        December 31,         December 31,
                                                                 2003                2003                 2002
-------------------------------------------------------------------------------------------------------------------
Revenue:
      Software licence fees                            $       27,649      $       27,649        $        -


Expenses:
     Advertising and promotion                                112,074              69,471               42,603
     Amortization                                              31,527              24,650                6,877
     Consulting fees (note 6)                                 370,013             255,945              114,068
     Foreign currency exchange loss                             5,914               2,408                3,506
     Interest                                                   1,978               1,867                  111
     Office and administrative                                 30,373              22,192                7,715
     Professional fees                                        152,986             100,071               47,915
     Research and development                                 656,324             404,886              251,438
     Salaries and benefits                                     98,894              98,894                 -
     Travel                                                   135,295             111,232               24,063
     --------------------------------------------------------------------------------------------------------------
                                                            1,595,378           1,091,616              498,296

-------------------------------------------------------------------------------------------------------------------
Loss before interest income                                (1,567,729)         (1,063,967)            (498,296)

Interest income                                                   267                   5                  262

-------------------------------------------------------------------------------------------------------------------
Loss                                                   $   (1,567,462)      $  (1,063,962)       $    (498,034)
===================================================================================================================

Weighted average number of common
   shares outstanding, basic and diluted                   17,452,927          18,722,082           16,931,366

Loss per share, basic and diluted                      $        (0.09)      $       (0.06)       $       (0.03)
===================================================================================================================

See accompanying notes to consolidated financial statements.

CIROND CORPORATION (FORMERLY EXMAILIT.COM)

(A Development Stage Enterprise)
Consolidated Statement of Stockholders' Deficiency and Comprehensive Loss

(Expressed in United States dollars)

From inception (March 7, 2001) to December 31, 2003


===================================================================================================================
                                                                                 Deficit
                                                                             accumulated                 Total
                                                             Additional       during the         stockholders'
                                            Common Stock        paid-in      development                equity
                                         Shares     Amount      capital            stage          (deficiency)
-------------------------------------------------------------------------------------------------------------------
Shares issued for cash
  on March 7, 2001                   16,540,312  $   1,654  $      (220)    $       -            $       1,434

Comprehensive loss:
  Loss                                     -          -            -              (5,466)               (5,466)
-------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001           16,540,312      1,654         (220)          (5,466)               (4,032)

Shares issued for cash from
   February 12 to March 25,
   2002 at $0.75 per share              459,688         46      298,892             -                  298,938

Comprehensive loss:
  Loss                                     -          -            -            (498,034)             (498,034)
-------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2002           17,000,000      1,700      298,672         (503,500)             (203,128)

Shares held by Cirond
  stockholders and effect of
  recapitalization transaction
  (note 3)                           16,160,000          1         -            (124,647)             (124,646)

Promissory notes converted
  to shares at $0.50 per share
  (note 3)                            1,300,000        130      649,870             -                  650,000

Adjustment to capital stock to
  equal par value of Cirond
  capital stock                            -        32,629      (32,629)            -                     -

Comprehensive loss:
  Loss                                     -          -            -          (1,063,962)           (1,063,962)
-------------------------------------------------------------------------------------------------------------------

Balance, December 31, 2003           34,460,000  $  34,460  $   915,913     $ (1,692,109)        $    (741,736)

===================================================================================================================


See accompanying notes to consolidated financial statements.

CIROND CORPORATION (FORMERLY EXMAILIT.COM)

(A Development Stage Enterprise)
Consolidated Statements of Cash Flows

(Expressed in United States dollars)

===================================================================================================================
                                                       From inception
                                                       (March 7, 2001)        Year ended,           Year ended
                                                      to December 31,        December 31,         December 31,
                                                                 2003                2003                 2002
-------------------------------------------------------------------------------------------------------------------

Cash provided by (used in):

Operations:
     Loss                                              $   (1,567,462)      $  (1,063,962)       $    (498,034)
     Item not involving cash:
         Amortization                                          31,527              24,650                6,877
     Changes in non-cash working capital:
         Amounts receivable                                   (19,679)            (16,166)              (3,513)
         Prepaid expenses and deposits                        (12,492)            (12,080)                (412)
         Accounts payable and accrued liabilities             164,328              69,807               89,055
         Consulting fees payable                              130,000              65,000               65,000
         Deferred revenue                                       6,884               6,884                    -
     --------------------------------------------------------------------------------------------------------------
                                                           (1,266,894)           (925,867)            (341,027)
Financing:
     Common shares issued for cash                            300,372                -                 298,938
     Promissory note proceeds                                 650,000             650,000                 -
     Share subscriptions proceeds                             375,000             375,000                 -
     Advances from stockholder                                171,576              28,421              143,155
     --------------------------------------------------------------------------------------------------------------
                                                            1,496,948           1,053,421              442,093

Investing:
     Expenditures on website development                      (19,025)                  -              (19,025)
     Expenditures on property, plant and equipment            (76,511)            (53,171)             (23,340)
     Advances to Cirond prior to recapitalization
       transaction (note 3)                                   (55,157)            (55,157)                -
     Cash acquired on recapitalization transaction
       (note 3)                                                 6,705               6,705                 -
     --------------------------------------------------------------------------------------------------------------
                                                             (143,988)           (101,623)             (42,365)

-------------------------------------------------------------------------------------------------------------------
Increase in cash                                               86,066              25,931               58,701

Cash, beginning of period                                        -                 60,135                1,434

-------------------------------------------------------------------------------------------------------------------
Cash, end of period                                    $       86,066       $      86,066        $      60,135
===================================================================================================================


Supplementary information:
  Interest paid                                        $         -          $        -           $        -
  Income taxes paid                                    $         -          $        -           $        -
===================================================================================================================

Non-cash financing and investing activities:
     Common shares issued upon conversion of
       promissory notes (note 3)                              650,000             650,000                 -
     Net liabilities assumed on recapitalization
       transaction (note 3)                                    76,194              76,194                 -
===================================================================================================================

See accompanying notes to consolidated financial statements.

CIROND CORPORATION (FORMERLY EXMAILIT.COM)

(A Development Stage Enterprise)
Notes to Consolidated Financial Statements

(Expressed in United States dollars)

Years ended December 31, 2003 and 2002

================================================================================

1.   OPERATIONS:

     Cirond Corporation (the "Company" and "Cirond") is incorporated under the laws of the State of Nevada. The Company's principle business activities include the development and marketing of solutions for wireless networking designed to enhance the usability, performance, and security of 802.11b and 802.11a (WiFi) Wireless Local Area Networks (WLAN). The Company is primarily targeting enterprises and institutional customers requiring the use of wireless networks. To December 31, 2003, the Company has not generated significant revenues and is continuing to develop its business model. Accordingly, the Company is in the development stage for financial reporting purposes.

2.   SIGNIFICANT ACCOUNTING POLICIES

     a)  Going concern

     These financial statements have been prepared on the going concern basis, which assumes the realization of assets and liquidation of liabilities and commitments in the normal course of business for the foreseeable future. As shown in the consolidated financial statements, the Company has incurred a loss of $1,567,462 for the period from inception (March 7, 2001) to December 31, 2003, and has a working capital deficiency of $805,745 at December 31, 2003. These factors raise substantial doubt as to the Company's ability to continue as a going concern.

     The  application  of the  going  concern  concept  is  dependent  upon  the
     Company's ability to receive continued financial support from its creditors, stockholders and external investors and attaining profitable operations through the sale of its software. These consolidated financial statements do not give effect to any adjustment should the Company be unable to continue as a going concern and, therefore, be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts differing from those reflected in the consolidated financial statements. Management plans to obtain equity and debt financing from external investors and to actively market its wireless technology applications.

     Management believes the plan described above will be sufficient to meet the Company's liabilities and commitments as they become payable over the next twelve months. There can be no assurance that management's plan will be successful. Failure to obtain the support of additional external investors to finance the development and marketing of the Company's wireless technology applications will cause the Company to curtail operations and impair the Company's ability to continue as a going concern.

CIROND CORPORATION (FORMERLY EXMAILIT.COM)

(A Development Stage Enterprise)
Notes to Consolidated Financial Statements

(Expressed in United States dollars)

Years ended December 31, 2003 and 2002

================================================================================

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     b)  Basis of consolidation

         These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of the Company and its wholly-owned subsidiaries Cirond Networks Inc. and Cirond Networks (Canada) Inc. All material intercompany balances and transactions have been eliminated.

         Effective November 25, 2003, the Company issued 17,000,000 common shares in consideration for 100% of the outstanding common shares of Cirond Networks, Inc. ("CNI"). As CNI stockholders obtained control of the Company through the exchange of shares, the acquisition of CNI has been accounted for in these consolidated financial statements as a recapitalization transaction, effectively as if CNI had issued shares for consideration equal to the net tangible assets of Cirond followed by a recapitalization of its common shares (note 3).

         On November 25, 2003, the name of the Company was changed from eXmailit.com to Cirond Corporation.

         The consolidated statements of loss, stockholders' deficiency and comprehensive loss and cash flows reflect the results of operations and changes in financial position of CNI, for the period from its incorporation on March 7, 2001 to December 31, 2003, combined with those of the legal parent, Cirond, from November 25, 2003, the date of the recapitalization, in accordance with accounting principles generally accepted in the United States of America.

     c)  Property, plant and equipment

         Property, plant and equipment, consisting of computer hardware and software and office equipment, are recorded at cost. The Company monitors the recoverability of property, plant and equipment based on estimates using factors such as expected future asset utilization, business climate and future undiscounted cash flows expected to result from the use of the related assets or be realized on sale. The Company recognizes an impairment loss if the projected undiscounted future cash flows are less than the carrying amount. The amount of the impairment charge, if any, is measured equal to the excess of the carrying value over the expected future cash flows discounted using the Company's average cost of funds. To date no such impairment has been indicated. Amortization is provided on a straight-line basis at the following annual rates which are intended to amortize the cost of assets over their estimated useful life:

         =======================================================================
                                                                            Rate
         -----------------------------------------------------------------------

         Computer hardware                                                   33%
         Computer software                                                   50%
         Furniture and equipment                                             20%
         =======================================================================

CIROND CORPORATION (FORMERLY EXMAILIT.COM)

(A Development Stage Enterprise)
Notes to Consolidated Financial Statements

(Expressed in United States dollars)

Years ended December 31, 2003 and 2002

================================================================================

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     d)  Website development

         Website development costs incurred in the planning stage are expensed as incurred. The costs of application and infrastructure development incurred subsequent to the preliminary project stage, that have received management approval for further development, are capitalized and amortized on the straight-line method over their estimated useful life (estimated to be three years). Once the website is developed, operating costs are expensed as incurred.

     e)  Revenue recognition

         In accordance with the provisions of the American Institute of Certified Public Accountant's Statement of Position 97-2 "Software Revenue Recognition", revenue from one-time software license sales is generally recognized once delivery has occurred, evidence of an arrangement exists, the fee is fixed and determined and collection of the fee is probable, provided there are no significant vendor obligations remaining. For multiple element arrangements, where Vendor Specific Objective Evidence ("VSOE") of fair value is available for all elements, the contract value is allocated to each element proportionately based upon relative VSOE of fair value and revenue is recognized separately for each element. Where VSOE of fair value is available for all undelivered elements, the residual method is used to value the delivered elements. Where VSOE of fair value is not available for an undelivered element, contract accounting is used to account for the entire contract value.

     f)  Income taxes

         The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         When it is not considered to be more likely than not that a deferred tax asset will be realized, a valuation allowance is provided for the excess.

         The Company has consolidated non-capital losses available to reduce future years' taxable income of approximately $1,600,000, expiring in the 2008 - 2010 taxation years. No amount has been reflected on the consolidated balance sheet for deferred income taxes as any deferred income tax asset has been fully offset by a valuation allowance.

CIROND CORPORATION (FORMERLY EXMAILIT.COM)

(A Development Stage Enterprise)
Notes to Consolidated Financial Statements

(Expressed in United States dollars)

Years ended December 31, 2003 and 2002

================================================================================

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     g)  Loss per share

         Basic loss per share has been calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. Income available to common shareholders is after deduction for dividends declared and cumulative dividends on preferred shares, if any. As the Company has a net loss in each of the periods presented, basic and diluted loss per share are the same.

     h)  Stock option plan

         During the year ended December 31, 2003, the Board of Directors approved a stock option plan whereby employees, officers, consultants and directors of the Company could be granted options to subscribe for common stock of the Company up to a maximum of 1,616,000 common shares, adjusted quarterly to a number equal to the greater of 1,616,000 and 10% of the Company's outstanding common shares. The exercise price, vesting period and exercise period of options granted pursuant to the plan are determined by the Board of Directors at the time of grant; however the exercise price shall be not less than 85% of the fair market value of the Company's common stock at the date of grant, and have an exercise period not to exceed 10 years. No options have been granted pursuant to the plan to date.

     i)  Translation of financial statements

         The Company's functional currency is the United States dollar. The Company's subsidiary, Cirond Networks (Canada) Inc. operates in Canada and incurs the majority of its expenses in Canadian dollars, however the United States dollar has been determined to be its functional currency, as it is entirely reliant upon the Company to fund its operations. Accordingly the method of translation of Canadian dollar balances into the United States dollar is as follows:


         i) Monetary assets and liabilities are translated at the rate of exchange in effect at the balance sheet date.

         ii) Non-monetary assets and liabilities are translated at the rate of exchange in effect at the date the transaction occurred.

         iii) Revenues and expenses are translated at the exchange rate in effect at the transaction date.

         iv) The net adjustment arising from the translation is included in the consolidated statement of loss.

CIROND CORPORATION (FORMERLY EXMAILIT.COM)

(A Development Stage Enterprise)
Notes to Consolidated Financial Statements

(Expressed in United States dollars)

Years ended December 31, 2003 and 2002

================================================================================

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     j)  Recent accounting pronouncements

         In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. Statement 146 requires
         companies  to  recognize   costs   associated  with  exit  or  disposal
         activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Statement 146 supersedes accounting guidance previously provided by EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 is applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of this statement did not have a material impact on the Company's financial position or results of operations.

         In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. Interpretation No. 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize and record an initial liability for the fair value of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The disclosure provisions are effective for periods ending after December 15, 2002. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. Implementation of this interpretation did not have a material effect on the Company's financial position or results of operations.

         During January 2003, the FASB issued, and subsequently revised, its Interpretation No. 46, Consolidation of Variable Interest Entities. The interpretation addresses consolidation of certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company will be required to apply the consolidation provisions of the interpretation as of the beginning of its second quarter of fiscal 2004. Implementation of Interpretation No. 46, as revised, is not expected to have a material effect on the Company's financial position or results of operations.

         In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 requires that certain financial instruments issued in the form of shares that are mandatorily redeemable as well as certain other financial instruments be classified as liabilities in the financial statements. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. The adoption of this statement did not have a material impact on the Company's consolidated financial position or results of operations.

CIROND CORPORATION (FORMERLY EXMAILIT.COM)

(A Development Stage Enterprise)
Notes to Consolidated Financial Statements

(Expressed in United States dollars)

Years ended December 31, 2003 and 2002

================================================================================

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     k)  Use of estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

3.   RECAPITALIZATION TRANSACTION:

     Effective November 25, 2003, CNI and Cirond executed an amended share exchange agreement. At November 25, 2003, Cirond was a shell company without substantive operations. Just prior to the share exchange, Cirond effected a 16:1 forward stock split followed by a cancellation of 47,840,000 common shares reducing the total outstanding common shares of the Company to 16,160,000. The Company then issued 17,000,000 common shares to the stockholders of CNI in consideration for all of the issued and outstanding common shares of CNI. As the former stockholders of CNI
     obtained   control  of  the  Company  through  the  share  exchange,   this
     transaction has been accounted for in these financial statements as a recapitalization transaction. Under recapitalization accounting, CNI is considered to have issued common shares for consideration equal to the net monetary assets of Cirond with the results of Cirond operations included in the consolidated financial statements from the date of recapitalization.

     Net deficiency assumed:
       Cash                                                       $       6,705
       Accounts payable and accrued liabilities                          (1,194)
       Loan payable                                                     (75,000)
       Advances from CNI prior to recapitalization transaction          (55,157)
     ---------------------------------------------------------------------------
                                                                       (124,646)
     ===========================================================================

     Consideration given for net deficiency assumed:
       17,000,000 common shares issued                                        1
       Charge to deficit                                               (124,647)
     ---------------------------------------------------------------------------
                                                                  $    (124,646)
     ===========================================================================

     Immediately subsequent to the recapitalization transaction, the Company issued 1,300,000 common shares in exchange for $650,000 of promissory notes in CNI.

CIROND CORPORATION (FORMERLY EXMAILIT.COM)

(A Development Stage Enterprise)
Notes to Consolidated Financial Statements

(Expressed in United States dollars)

Years ended December 31, 2003 and 2002

================================================================================


4.   PROPERTY, PLANT AND EQUIPMENT:

     ===========================================================================================================
     2003                                                             Cost        Accumulated          Net book
                                                                                 amortization             value
     -----------------------------------------------------------------------------------------------------------

     Computer hardware                                   $          41,892  $          10,127  $         31,765
     Computer software                                               9,233              6,457             2,776
     Furniture and equipment                                        25,386              5,430            19,956
     -----------------------------------------------------------------------------------------------------------
                                                         $          76,511  $          22,014  $         54,497
     ===========================================================================================================


     ===========================================================================================================
     2002                                                             Cost        Accumulated          Net book
                                                                                 amortization             value
     -----------------------------------------------------------------------------------------------------------

     Computer hardware                                   $          13,310  $           2,218  $         11,092
     Computer software                                               3,235                808             2,427
     Furniture and equipment                                         6,795                680             6,115
     -----------------------------------------------------------------------------------------------------------
                                                         $          23,340  $           3,706  $         19,634
     ===========================================================================================================

5.   WEBSITE DEVELOPMENT:

     ===========================================================================================================
     2003                                                             Cost        Accumulated          Net book
                                                                                 amortization             value
     -----------------------------------------------------------------------------------------------------------

     Website development costs                           $          19,025              9,513  $          9,512

     ===========================================================================================================



     -----------------------------------------------------------------------------------------------------------
     2002                                                             Cost        Accumulated          Net book
                                                                                 amortization             value
     -----------------------------------------------------------------------------------------------------------

     Website development costs                           $          19,025              3,171  $         15,854

     -----------------------------------------------------------------------------------------------------------

6.   ACCOUNTS PAYABLE AND ACCRUED LIABILITIES:

     Included in accounts payable and accrued liabilities at December 31, 2003 is $50,776 that is currently being disputed by management with a supplier.

CIROND CORPORATION (FORMERLY EXMAILIT.COM)

(A Development Stage Enterprise)
Notes to Consolidated Financial Statements

(Expressed in United States dollars)

Years ended December 31, 2003 and 2002

================================================================================


7.   RELATED PARTY TRANSACTIONS:

     During the year ended December 31, 2003, the Company incurred consulting fees from a company controlled by the president totaling $120,000 (2002 - $110,000). At December 31, 2003, $40,000 (2002 - $10,000) of these consulting fees were included in consulting fees payable.

     The amounts were not subject to a written agreement but were incurred in the normal course of operations and are recorded at the exchange amount, which is the amount established and agreed to by the related parties.

8.   LOAN PAYABLE:

     The loan payable does not bear interest, is unsecured, has no fixed terms of repayment and is not subject to a written agreement. On March 1, 2004, the Company repaid the loan payable.

9.   SHARE SUBSCRIPTIONS PAYABLE:

     During the year ended December 31, 2003, the Company received subscriptions for 750,000 common shares at $0.50 per share for aggregate cash proceeds of $375,000. The common shares were issued subsequent to December 31, 2003.

10.  DUE TO STOCKHOLDER:

     Due to stockholder is unsecured, non-interest bearing and has no fixed terms of repayment.

11.  COMMITMENTS:

     On May 1, 2003, the Company entered an operating lease for office premises that requires the following annual minimum lease payments:

     ---------------------------------------------------------------------------
     2004                                                      $         21,893
     2005                                                      $         24,158
     2006                                                      $          8,305
     ---------------------------------------------------------------------------


12.  FINANCIAL INSTRUMENTS:

     The fair values of cash, amounts receivable, accounts payable and accrued liabilities, consulting fees payable, loan payable and share subscriptions payable approximate their carrying values due to the relatively short periods to maturity of these instruments. It is not practical to determine the fair value for due to stockholder due to the related party nature of the amount and the absence of a trading market for such financial instruments. The maximum credit risk exposure for all financial assets is the carrying amount of that asset.

CIROND CORPORATION (FORMERLY EXMAILIT.COM)

(A Development Stage Enterprise)
Notes to Consolidated Financial Statements

(Expressed in United States dollars)

Years ended December 31, 2003 and 2002

================================================================================


13.  COMPARATIVE FIGURES:

     Certain of the comparative figures have been reclassified to conform with the financial presentation adopted for the current year.

14.  SUBSEQUENT EVENTS:

     a) On March 26, 2004, the Company received a subscription for 4,000,000 common shares and common share purchase warrants for aggregate cash proceeds of $2 million. Subsequent to March 26, 2004, the subscriber retracted their share subscription. On May 4, 2004, the Company returned $1.5 million to the subscriber. $100,000 of the remaining $500,000 will be returned once a finders fee of $100,000 is refunded to the Company. The remaining share subscription of $400,000 was converted into a demand loan which is due September 30, 2004, is unsecured and bears interest at 5%. The demand loan is not subject to a written agreement.

     b) Subsequent to December 31, 2003, the Company issued a perpetual license for the use of its source code for its existing software products to a third party in exchange for cash proceeds of $700,000. In conjunction with this agreement, the Company will provide support and maintenance services for a one year term for cash proceeds of $100,000. The annual support and maintenance services are renewable, at the option of the customer, at $100,000.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under the corporate laws of the State of Nevada, the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The registrant's Bylaws (Exhibit 3.2 hereto) also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Nevada law.


ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses to be paid by the registrant in connection with the securities being registered are as follows:

         Securities and Exchange Commission filing fee........$       991.91
         Accounting fees and expenses.........................      8,000.00
         Blue sky fees and expenses...........................      1,000.00
         Legal fees and expenses..............................     20,000.00
         Transfer agent fees and expenses.....................      1,000.00
         Printing expenses....................................      1,000.00
         Miscellaneous expenses...............................      1,008.09
                                                              --------------
         Total................................................$    33,000.00
                                                              ==============

         All amounts are estimates except the SEC filing fee. The Selling Stockholders will be bearing the cost of its own brokerage fees and commissions and its own legal and accounting fees.


ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES.

         Within the past three years, the registrant has issued and sold the unregistered securities set forth in the tables below.

-------------------------------------------------------------------------------------------------------------------
                       PERSONS OR CLASS OF
       DATE                  PERSONS                        SECURITIES                         CONSIDERATION
-------------------------------------------------------------------------------------------------------------------
09/18/03 -          6 accredited investors     750,000 shares of common stock              $375,000
11/14/03
-------------------------------------------------------------------------------------------------------------------
11/25/03            Cirond Technologies Inc.   17,000,000 shares of common stock           Shares of Cirond
                    (n/k/a Seaside Holdings                                                Networks, Inc.
                    Inc.)
-------------------------------------------------------------------------------------------------------------------
11/25/03            Cirond Venture Partners    1,300,000 shares of common stock            Payment of $650,000 of
                    Inc., Stumdell Limited,                                                indebtedness of Cirond
                    and Steven Velardi                                                     Networks, Inc.
-------------------------------------------------------------------------------------------------------------------
05/27/04 -          8 accredited investors     700,000 shares of common stock              $350,000 less cash
09/20/04                                                                                   commissions of $26,500
-------------------------------------------------------------------------------------------------------------------
08/02/04            Securities Trading         1,200,000 shares of common stock            Consulting services
                    Services Inc.                                                          valued at $1,800,000
-------------------------------------------------------------------------------------------------------------------

                                      II-1



-------------------------------------------------------------------------------------------------------------------
                       PERSONS OR CLASS OF
       DATE                  PERSONS                        SECURITIES                         CONSIDERATION
-------------------------------------------------------------------------------------------------------------------
12/22/04            10 accredited investors    2,000 shares of Series B preferred stock    $2,000,000 less cash
                                               and warrants to purchase 2,325,584 shares   commissions of $160,000
                                               of common stock
-------------------------------------------------------------------------------------------------------------------
12/22/04            Ascendiant Securities,     Warrants to purchase 160 shares of Series   Finder's fee
                    LLC                        B preferred stock
-------------------------------------------------------------------------------------------------------------------

         No underwriters were used in the above stock transactions, except for the placement of securities in December 2004. The registrant relied upon the exemption from registration contained in Section 4(2) as to all of the transactions except for the sales of securities to accredited investors. The registrant relied upon Rule 506 for the sales of securities to accredited investors. The registrant also relied upon Rule 506 for the issuance of warrants to Ascendiant Securities, LLC. With regard to the transactions made in reliance on the exemption contained in Section 4(2), the purchasers were deemed to be sophisticated with respect to the investment in the securities due to their financial condition and involvement in the registrant's business. Restrictive legends were placed on the stock certificates evidencing the securities issued in all of the above transactions.


ITEM 27.   EXHIBITS

--------------------------------------------------------------------------------
 REGULATION S-B
     NUMBER                             EXHIBIT
--------------------------------------------------------------------------------
       2.1 Stock Exchange Agreement by and between Cirond Corporation (f/k/a eXmailit.com) and Seaside Holdings Inc. (f/k/a Cirond Technologies Inc.) dated August 29, 2003 (1)
--------------------------------------------------------------------------------
       2.2 First Amendment to Stock Exchange Agreement by and between Cirond Corporation and Seaside Holdings Inc. (f/k/a Cirond Technologies Inc.) dated November 13, 2003 (1)
--------------------------------------------------------------------------------
       2.3         Articles of Exchange (2)
--------------------------------------------------------------------------------
       3.1         Articles of Incorporation, as amended (3)
--------------------------------------------------------------------------------
       3.2         Bylaws, as amended (4)
--------------------------------------------------------------------------------
       4.1 Certificate of Designation of Series B 5% Convertible Preferred Stock (5)
--------------------------------------------------------------------------------
       5.1         Opinion of Dill Dill Carr Stonbraker & Hutchings, P.C.
--------------------------------------------------------------------------------
      10.1 Management Advisory Services Agreement with Amber Tiger Holdings Corp. dated February 1, 2002 (2)
--------------------------------------------------------------------------------
      10.2 Management Advisory Services Agreement with Headline Technologies Ltd. dated February 1, 2002 (2)
--------------------------------------------------------------------------------
      10.3 Management Advisory Services Agreement with Amber Tiger Holdings Corp. dated January 1, 2004 (2)
--------------------------------------------------------------------------------
      10.4         2004 Stock Option Plan (6)
--------------------------------------------------------------------------------
      10.5 Agreement with Regency Capital Partners dated October 1, 2004, as amended November 2, 2004 (7)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 REGULATION S-B
     NUMBER                             EXHIBIT
--------------------------------------------------------------------------------
      10.6         Form of Securities Purchase Agreement dated as of December
                   22, 2004 between Cirond Corporation and the Purchaser named therein (5)
--------------------------------------------------------------------------------
      10.7         Registration Rights Agreement dated December 22, 2004 between
                   Cirond Corporation and the Purchasers named therein (5)
--------------------------------------------------------------------------------
      10.8         Form of Common Stock Purchase Warrant (5)
--------------------------------------------------------------------------------
      10.9         Form of Additional Investment Right (5)
--------------------------------------------------------------------------------
      16.1         Letter from Parker & Co. (1)
--------------------------------------------------------------------------------
       21          Subsidiaries of the registrant (2)
--------------------------------------------------------------------------------
      23.1         Consent of Dill Dill Carr Stonbraker & Hutchings, P.C.
                   Reference is made to Exhibit 5.1
--------------------------------------------------------------------------------
      23.2         Consent of KPMG LLP
--------------------------------------------------------------------------------
-------------------
(1) Incorporated by reference to the exhibits to the registrant's current report on Form 8-K dated November 25, 2003, filed December 5, 2003.
(2) Incorporated by reference to the exhibits to the registrant's annual report on Form 10-KSB for the fiscal year ended December 31, 2003, filed May 10, 2004.
(3) Incorporated by reference to the exhibits to the registrant's registration statement on Form 10-SB, filed April 29, 2002.
(4) Incorporated by reference to the exhibits to the registrant's current report on Form 8-K dated December 17, 2004, filed December 22, 2004.
(5) Incorporated by reference to the exhibits to the registrant's current report on Form 8-K dated December 22, 2004, filed December 23, 2004.
(6) Incorporated by reference to the exhibits to the registrant's current report on Form 8-K dated September 20, 2004, filed October 5, 2004.
(7) Incorporated by reference to the exhibits to the registrant's current report on Form 8-K dated October 1, 2004, filed December 2, 2004.

ITEM 28.   UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The Registrant hereby undertakes to:

             (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                    (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                    (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                    (iii) Include any additional or changed material information on the plan of distribution.

             (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

             (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Burnaby, Province of British Columbia, on January 19, 2005.

                                    CIROND CORPORATION


                                    By:  /s/ NICHOLAS MILLER
                                       -----------------------------------------
                                         Nicholas Miller, President


         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

SIGNATURE                                TITLE                                          DATE

/s/ NICHOLAS MILLER                      President, Chief Executive Officer and
---------------------------------        Director (Principal Executive Officer)         January 19, 2005
Nicholas Miller

/s/ DAVID REDEKOP                        Chief Financial Officer (Principal Financial
---------------------------------        Officer and Principal Accounting Officer)      January 19, 2005
David Redekop

/s/ TATE HOLT
---------------------------------        Director                                       January 19, 2005
Tate Holt

/s/ BLAIN ARCHER
---------------------------------        Director                                       January 19, 2005
Blain Archer
